                                                                       EXHIBIT 2

                                                               EXECUTION VERSION

                          AGREEMENT AND PLAN OF MERGER

                             DATED DECEMBER 17, 2004

                                  BY AND AMONG

                       AFFILIATED COMPUTER SERVICES, INC.

                                ACS MERGER CORP.

                                       AND

                    SUPERIOR CONSULTANT HOLDINGS CORPORATION

EXECUTION VERSION

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                                TABLE OF CONTENTS

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SECTION 1.  THE OFFER...................................................................................     2

      1.1   Conduct of the Offer........................................................................     2

      1.2   Company Actions.............................................................................     4

      1.3   Board of Directors..........................................................................     5

      1.4   Top-Up Option...............................................................................     6

SECTION 2.  MERGER TRANSACTION..........................................................................     7

      2.1   Merger of Acquisition Sub into the Company..................................................     7

      2.2   Effect of the Merger........................................................................     7

      2.3   Closing; Effective Time.....................................................................     8

      2.4   Certificate of Incorporation and Bylaws; Directors and Officers.............................     8

      2.5   Conversion of Shares........................................................................     9

      2.6   Surrender of Certificates; Stock Transfer Books.............................................     9

      2.7   Shares Subject to Appraisal Rights..........................................................    11

      2.8   Additional Actions..........................................................................    12

SECTION 3.  REPRESENTATIONS AND WARRANTIES OF THE COMPANY...............................................    12

      3.1   Organization................................................................................    12

      3.2   Capital Stock and Ownership.................................................................    13

      3.3   Financial and Corporate Records.............................................................    14

      3.4   Compliance with Law.........................................................................    14

      3.5   SEC Filings.................................................................................    16

      3.6   Title to Assets; Condition and Sufficiency..................................................    18

      3.7   Obligations.................................................................................    19

      3.8   Operations Since September 30, 2004.........................................................    19

      3.9   Tangible Property...........................................................................    20

      3.10  Real Property...............................................................................    20

      3.11  Environmental Matters.......................................................................    21

      3.12  Intellectual Property.......................................................................    21

      3.13  Contracts...................................................................................    23

      3.14  Employees; Labor Matters....................................................................    24

      3.15  Employee Benefit Matters....................................................................    25
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      3.16  Taxes.......................................................................................    27

      3.17  Proceedings and Judgments...................................................................    29

      3.18  Related Party and Affiliate Transactions....................................................    29

      3.19  Effect of Agreement; Inapplicability of Anti-takeover Statutes..............................    29

      3.20  Board Recommendation; Vote Required.........................................................    30

      3.21  Non-Contravention; Consents.................................................................    30

      3.22  Fairness Opinion............................................................................    32

      3.23  Financial Advisory and Other Fees...........................................................    32

      3.24  Disclosure..................................................................................    32

      3.25  Subcontractors..............................................................................    32

      3.26  Business Relationships......................................................................    33

      3.27  Proposals and Pipeline......................................................................    33

      3.28  Insurance...................................................................................    33

SECTION 4.  REPRESENTATIONS AND WARRANTIES OF PARENT AND ACQUISITION SUB................................    34

      4.1   Due Organization............................................................................    34

      4.2   Authority; Binding Nature of Agreement......................................................    34

      4.3   Non-Contravention; Consents.................................................................    34

      4.4   Disclosure..................................................................................    34

      4.5   Funds.......................................................................................    35

      4.6   Litigation..................................................................................    35

      4.7   Brokers.....................................................................................    35

SECTION 5.  CERTAIN COVENANTS OF THE COMPANY............................................................    35

      5.1   Access and Investigation....................................................................    35

      5.2   Operation of the Company's Business.........................................................    36

      5.3   No Solicitation.............................................................................    40

SECTION 6.  ADDITIONAL COVENANTS OF THE PARTIES.........................................................    43

      6.1   Stockholder Approval; Proxy Statement.......................................................    43

      6.2   Regulatory Approvals........................................................................    43

      6.3   Stock Options...............................................................................    44

      6.4   Employee Benefits...........................................................................    45

      6.5   Indemnification of Officers and Directors...................................................    46

      6.6   Additional Agreements.......................................................................    47
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      6.7   Disclosure..................................................................................    47

      6.8   Change of Control Payments..................................................................    47

      6.9   Aprahamian Notes............................................................................    47

      6.10  Resignation of Officers and Directors.......................................................    48

      6.11  General Cooperation.........................................................................    48

SECTION 7.  CONDITIONS PRECEDENT TO THE MERGER..........................................................    48

      7.1   Stockholder Approval........................................................................    48

      7.2   No Restraints...............................................................................    48

      7.3   Consents, Approvals.........................................................................    48

      7.4   Waiting Period..............................................................................    48

      7.5   Consummation of Offer.......................................................................    48

SECTION 8.  TERMINATION.................................................................................    48

      8.1   Termination.................................................................................    48

      8.2   Effect of Termination.......................................................................    49

      8.3   Expenses; Termination Fees..................................................................    50

SECTION 9.  MISCELLANEOUS PROVISIONS....................................................................    51

      9.1   Amendment...................................................................................    51

      9.2   Waiver......................................................................................    52

      9.3   No Survival of Representations and Warranties...............................................    52

      9.4   Entire Agreement; Counterparts; No Third Party Beneficiaries................................    52

      9.5   Applicable Law; Jurisdiction................................................................    52

      9.6   Headings....................................................................................    52

      9.7   Attorneys' Fees.............................................................................    53

      9.8   Assignability...............................................................................    53

      9.9   Notices.....................................................................................    53

      9.10  Cooperation.................................................................................    54

      9.11  Severability................................................................................    54

      9.12  Interpretation of Representations...........................................................    54

      9.13  Bankruptcy Qualification....................................................................    54

      9.14  Construction................................................................................    54
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EXECUTION VERSION

                                       iii
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EXHIBITS

Exhibit A   --    Definitions
Exhibit B   --    List of Persons Entering into Tender and Voting Agreement
Exhibit C   --    List of Consents
Annex I     --    Conditions of the Offer

EXECUTION VERSION

                          AGREEMENT AND PLAN OF MERGER

PARTIES:    AFFILIATED COMPUTER SERVICES, INC.,
            a Delaware corporation ("PARENT")
            2828 North Haskell Avenue
            Dallas, Texas 75204

            ACS MERGER CORP.,
            a Delaware corporation ("ACQUISITION SUB")
            2828 North Haskell Avenue
            Dallas, Texas 75204

            SUPERIOR CONSULTANT HOLDINGS CORPORATION, a Delaware corporation (the "COMPANY")
            5225 Auto Club Drive
            Dearborn, Michigan 48126

DATE:       December 17, 2004

                                   BACKGROUND

      A. The respective boards of directors of Parent, Acquisition Sub and the Company have each determined that it is advisable and in the best interests of their respective stockholders for Parent to acquire the Company upon the terms and provisions of and subject to the conditions set forth in this Agreement.

      B. It is proposed that Acquisition Sub make a cash tender offer (the "OFFER") for all of the outstanding shares of common stock, $.01 par value per share of the Company ("COMPANY COMMON STOCK") at $8.50 per share (such amount, or any greater per share amount paid pursuant to the Offer, subject to Section 1.1(e), being the "PER SHARE AMOUNT"), upon the terms and provisions of and subject to the conditions of this Agreement.

      C. In furtherance of the acquisition of the Company by Parent, the respective boards of directors of Parent, Acquisition Sub and the Company have each approved a merger (the "MERGER") of Acquisition Sub with and into the Company, with the Company as the surviving corporation, upon the terms and provisions of and subject to the conditions set forth in this Agreement.

      D. By resolutions duly adopted, the Company Board has unanimously, in light of and subject to the terms and conditions hereof: (i) determined that this Agreement and the transactions contemplated hereby, including the Offer and the Merger, are fair to and in the best interests of the Company and the Company Stockholders and (ii) resolved to recommend that the Company Stockholders accept the Offer and tender their shares pursuant to the Offer and adopt this Agreement.

      E. In order to induce Parent and Acquisition Sub to enter into this Agreement and to consummate the transactions contemplated hereby, concurrently with the execution and delivery

EXECUTION VERSION

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of this Agreement, certain of the stockholders of the Company set forth on
Exhibit B hereto are executing a tender and voting agreement in favor of Parent and Acquisition Sub (the "TENDER AND VOTING AGREEMENT").

      F. Unless the context clearly indicates otherwise, capitalized terms used herein shall have the meanings set forth in Exhibit A hereto.

      NOW THEREFORE, in consideration of the mutual agreements contained herein and subject to the satisfaction of the terms and conditions set forth herein, the parties hereto agree as follows:

Section 1. THE OFFER

      1.1 Conduct of the Offer.

      (a) Provided that this Agreement shall not have been terminated in accordance with Section 8 hereof and that none of the events or circumstances set forth in Annex I shall have occurred or exist (excluding the events or circumstances set forth in paragraph "(a)" in Annex I), as promptly as practicable, and in any event not later than five Business Days after the date of this Agreement, Parent shall cause Acquisition Sub to commence (within the meaning of Rule 14d-2 under the Exchange Act) the Offer.

      (b) Subject to the terms and conditions of the Offer and this Agreement, Parent shall cause Acquisition Sub to accept for payment all shares of Company Common Stock validly tendered and not withdrawn pursuant to the Offer at the earliest time following the initial Expiration Date at which time all conditions of the Offer shall have been satisfied or waived by Acquisition Sub, and, thereafter, Acquisition Sub shall accept for payment all additional shares of Company Common Stock validly tendered during any Subsequent Offering Period to the extent Parent and Acquisition Sub determine to provide a Subsequent Offering Period in connection with the Offer; provided that Parent and Acquisition Sub are permitted to do so pursuant to Section 1.1(c), provided, further, the obligation of Acquisition Sub to accept for payment and to pay for any shares of Company Common Stock tendered pursuant to the Offer shall be subject to (i) the condition that there shall be validly tendered and not withdrawn a number of shares of Company Common Stock (including the shares tendered under the Tender and Voting Agreement) that immediately prior to the acceptance for payment of shares of Company Common Stock pursuant to the Offer, represents at least a majority of the Fully Diluted Number of Company Shares (the "MINIMUM CONDITION") and (ii) the other conditions set forth in Annex I. Acquisition Sub expressly reserves the right in its sole discretion to increase the Per Share Amount, to waive (in whole or in part) any of the conditions of the offer set forth in Annex I or to make any other changes in the terms and conditions of the Offer; provided that (A) without the prior written consent of the Company, which may be withheld in the Company's sole discretion: (1) the Minimum Condition may not be increased and (2) no change may be made that changes the form of consideration to be paid, that reduces the Per Share Amount or that changes the number of shares of Company Common Stock sought in the Offer, or imposes any additional material conditions to the Offer in addition to the Minimum Condition and the conditions set forth in Annex I; and (B) without the prior written consent of the Company, which may not be unreasonably withheld, delayed or conditioned: (1) except for

EXECUTION VERSION
the extensions and/or Subsequent Offering Periods provided for in Section 1.1(c), no change may be made that extends the expiration date of the Offer beyond the initial expiration date of the Offer and (2) no change may be made that amends any other terms of the Offer in a manner materially adverse to the Company Stockholders, when taken as a whole with all other changes and amendments. Simultaneously with the acceptance for payment of any shares in the Offer, Parent shall cause Acquisition Sub to deposit with the Paying Agent immediately available cash funds sufficient to pay for all shares of Company Common Stock validly tendered and not withdrawn pursuant to the Offer.

      (c) Subject to the terms and conditions thereof, the Offer shall remain open until midnight, Eastern time, on the date that is 20 Business Days after the date the Offer is commenced (the initial "EXPIRATION DATE," and any expiration time and date established pursuant to an authorized extension of the Offer as so extended, also an "EXPIRATION DATE"); provided, however, that, without the consent of the Company, Acquisition Sub may (i) extend the Offer for one or more periods of not more than five Business Days not to exceed an aggregate of 15 Business Days if, at the scheduled Expiration Date, any of the conditions of the Offer shall not have been satisfied or waived until such time as such conditions are satisfied or waived to the extent permitted by this Agreement; (ii) extend the Offer for any period required by any rule, regulation, interpretation or position of the SEC or the SEC staff thereof applicable to the Offer or (iii) extend the Offer for one subsequent offering period (as provided in Rule 14d-11 under the Exchange Act) (a "SUBSEQUENT OFFERING PERIOD") for three to 20 Business Days in order to acquire at least 90% of the outstanding shares of Company Common Stock or otherwise. Upon the written request of the Company, Parent agrees to cause Acquisition Sub to extend the Offer for one or more periods not to exceed an aggregate of 15 Business Days, if, as of any Expiration Date, all of the conditions of the Offer are not satisfied, but Parent reasonably believes that such conditions are reasonably capable of being satisfied in such period. Parent and Acquisition Sub shall comply with the obligations respecting prompt payment and announcement under the Exchange Act, and, without limiting the generality of the foregoing, Acquisition Sub shall, and Parent shall cause Acquisition Sub to, accept for payment, and pay for, all shares of Company Common Stock validly tendered and not withdrawn pursuant to the Offer promptly following the acceptance of the shares of Company Common Stock for payment pursuant to the Offer and this Agreement.

      (d) On the date of commencement of the Offer, Parent and Acquisition Sub shall (i) file with the SEC a Tender Offer Statement on Schedule TO with respect to the Offer which will contain the offer to purchase shares of Company Common Stock pursuant to the Offer (the "OFFER STATEMENT") and related letter of transmittal and other ancillary offer documents and instruments and (ii) use all commercially reasonable efforts to cause the Offer Statement and related documents and instruments to be disseminated to Company Stockholders in accordance in all material respects with applicable United States federal securities laws. Parent and Acquisition Sub agree that they shall use all commercially reasonable efforts to cause the Schedule TO and all exhibits, amendments or supplements thereto (which together constitute the "OFFER DOCUMENTS") to comply in all material respects with the Exchange Act, the Securities Act and the rules and regulations thereunder and other applicable Law. The Company, Parent and Acquisition Sub will use their respective commercially reasonable efforts to comply in all material respects with the applicable requirements of the United States federal securities laws. The information provided and to be provided by the Company, Parent and Acquisition Sub for

EXECUTION VERSION
use in the Offer Documents shall not, on the date filed with the SEC and on the date first published or sent or given to the Company Stockholders, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except that (A) no representation is made by Parent or Acquisition Sub with respect to the information supplied by the Company for inclusion in the Offer Documents and (B) no representation is made by the Company with respect to the information supplied by Parent or Acquisition Sub for inclusion in the Offer Documents. Each of Parent, Acquisition Sub and the Company shall use all commercially reasonable efforts to respond promptly to any comments of the SEC or its staff with respect to the Offer Documents or the Offer and to correct promptly any information provided by it for use in the Offer Documents if and to the extent that such information shall have become false or misleading in any material respect. Parent, Acquisition Sub and the Company shall take all steps necessary to cause the Offer Documents as supplemented or amended to correct such information to be filed with the SEC and to be disseminated to Company Stockholders, in each case as and to the extent required by applicable United States federal securities laws. The Company shall promptly furnish to Parent and Acquisition Sub all information concerning the Acquired Companies and the Company Stockholders that may be required or reasonably requested in connection with any action contemplated by this Section 1.1(d). The Company and its counsel shall be given reasonable opportunity to review and comment on the Offer Documents (including any amendment thereto) prior to the filing thereof with the SEC. Parent and Acquisition Sub agree to provide the Company and its counsel with any comments that Parent, Acquisition Sub or their counsel may receive from the SEC or its staff with respect to the Offer Documents promptly after receipt of such comments and prior to their response to such comments.

      (e) If, between the date of this Agreement and the date on which any particular share of Company Common Stock is accepted for payment pursuant to the Offer, the outstanding shares of Company Common Stock are changed into a different number or class of shares by reason of any stock split, division or subdivision of shares, stock dividend, reverse stock split, consolidation of shares, reclassification, recapitalization or other similar transaction, then the Per Share Amount shall be appropriately adjusted to reflect such change or transaction.

      1.2 Company Actions.

      (a) The Company hereby approves of and consents to the Offer. The Company hereby consents to the inclusion in the Offer Documents of the Company Board Recommendation, subject to the right of the Company Board to withdraw, modify or amend the Company Board Recommendation in accordance with the provisions of
Section 5.3.

      (b) As promptly as practicable but no more than five Business Days after the day that the Offer is commenced, the Company shall file with the SEC and (following or contemporaneously with the dissemination of the Offer Statement and related documents) disseminate to Company Stockholders, in each case as and to the extent required by applicable United States federal securities laws, a Solicitation/Recommendation Statement on Schedule 14D-9 with respect to the Offer (together with any amendments or supplements thereto, the "SCHEDULE 14D-9") that shall contain the Company Board Recommendation. The Company agrees that it shall cause the Schedule 14D-9 to comply in all material respects with the

EXECUTION VERSION

Exchange Act and the rules and regulations thereunder and other applicable Law. Each of Parent, Acquisition Sub and the Company agrees to promptly correct any information provided by it for use in the Schedule 14D-9 if and to the extent that such information shall have become false or misleading in any material respect, and the Company further agrees to take all steps necessary to cause the
Schedule 14D-9 as supplemented or amended to correct such information to be filed with the SEC and to be disseminated to Company Stockholders, in each case as and to the extent required by applicable United States federal securities laws. Parent and its counsel shall be given reasonable opportunity to review and comment on the Schedule 14D-9 (including any amendment thereto) prior to the filing thereof with the SEC. The Company agrees to provide Parent and its counsel with any comments the Company or its counsel may receive from the SEC or its staff with respect to the Schedule 14D-9 promptly after receipt of such comments.

      (c) The Company will, or will cause its transfer agent to, promptly furnish Parent and Acquisition Sub with a list of its stockholders, mailing labels and any available listing or computer file containing the names and addresses of all Company Stockholders of record and lists of securities positions of shares of Company Common Stock held in stock depositories, in each case as of the most recent practicable date, and will provide to Parent such additional information (including updated lists of stockholders, mailing labels and lists of securities positions) and such other assistance as Parent or Acquisition Sub may reasonably request in connection with the Offer and the Merger. Except as required by applicable Laws, and except as necessary to disseminate and communicate the Offer, the Merger or the transactions contemplated by this Agreement to the Company Stockholders, Parent and Acquisition Sub (and their respective representatives) shall hold in confidence the information contained in any such labels, listings and files to the extent required by the Confidentiality Agreement.

      1.3 Board of Directors.

      (a) Promptly upon the acceptance of and deposit of funds for payment in accordance with Section 1.1(b) for at least a majority of the shares of Company Common Stock outstanding by Parent, Acquisition Sub or any of their Affiliates pursuant to and in accordance with the terms of the Offer and this Agreement and from time to time thereafter, and subject to Section 1.3(c), Parent shall be entitled to designate up to such number of directors, rounded to the nearest whole number constituting at least a majority of the directors, on the Company Board as will give Parent representation on the Company Board equal to the product of the number of directors on the Company Board (giving effect to any increase in the number of directors pursuant to this Section 1.3) and the percentage that such number of shares of Company Common Stock so purchased bears to the total number of outstanding shares of Company Common Stock, and the Company shall use all commercially reasonable efforts to, upon Parent's request, promptly, at Parent's election, either increase the size of the Company Board or secure the resignation of such number of directors as is necessary to enable Parent's designees to be elected to the Company Board and to cause Parent's designees to be so elected. At such times, subject to this Section 1.3, the Company will cause individuals designated by Parent to constitute a majority of each committee of the Company Board (other than the Company's audit committee); provided that such designees of Parent shall not be designated to any committee of the Company Board established to take action under this Agreement, which committee shall be composed only of Independent Directors.

EXECUTION VERSION

      (b) The Company's obligation to appoint designees to the Company Board shall be subject to Section 14(f) of the Exchange Act and Rule 14f-1 thereunder. The Company promptly shall take all action required pursuant to Section 14(f) of the Exchange Act and Rule 14f-1 thereunder in order to fulfill its obligations under this Section 1.3, and shall include in the Schedule 14D-9 such information with respect to the Company and its officers and directors as is required pursuant to such Section 14(f) of the Exchange Act and Rule 14f-1 thereunder in order to fulfill its obligations under this Section 1.3 and the United States federal securities laws; provided that Parent shall have provided to the Company prior to the filing with the SEC of the Schedule 14D-9 the information and consents with respect to Parent and Acquisition Sub and its designees, officers, directors and Affiliates required by Section 14(f) of the Exchange Act and Rule 14f-1 thereunder. Parent will supply to the Company in writing any information with respect to itself and its nominees, officers, directors and Affiliates required under the Exchange Act pursuant to Section 14(f) of the Exchange Act and Rule 14f-1 thereunder.

      (c) In the event that Parent's designees are elected or designated to the Company Board then, until the Effective Time, the Company shall cause the Company Board to have at least three directors who are directors on the date of this Agreement, including at least three directors who are (i) selected by such current directors; and (ii) independent directors for purposes of the continued listing requirements of Nasdaq (such directors, the "INDEPENDENT DIRECTORS"); provided, however, that, if any Independent Director is unable to serve due to death or disability or any other reason, the remaining Independent Directors shall be entitled to elect or designate another individual (or individuals) who serve(s) as a director (or directors) on the date of this Agreement (provided that no such individual is an employee of the Company or its Subsidiaries) to fill the vacancy, and such director (or directors) shall be deemed to be an Independent Director (or Independent Directors) for purposes of this Agreement. If no Independent Director then remains, the other directors shall designate three individuals who are directors on the date of this Agreement, provided that such individuals shall not be employees, officers, directors or Affiliates of the Company, Parent or Acquisition Sub (or, in the event there shall be less than two directors available to fill the vacancies as a result of such individuals' deaths, disabilities or refusals to serve, such smaller number of individuals who are directors on the date of this Agreement) to fill the vacancies and such directors shall be deemed Independent Directors for purposes of this Agreement. Following the Appointment Time and prior to the Effective Time, Parent and Acquisition Sub shall cause any amendment of this Agreement, any amendment of the Company Certificate or the Company Bylaws, any termination of this Agreement by the Company, any extension by the Company of the time for the performance of any of the obligations or other acts of Acquisition Sub or Parent or waiver of any of the Company's rights under this Agreement or other action adversely affecting the rights of the Company Stockholders (other than Parent or Acquisition Sub), not to be effected without the affirmative vote of a majority of the Independent Directors. Following the Appointment Time and prior to the Effective Time, neither Parent nor Acquisition Sub shall take any action to remove any Independent Director absent cause.

      1.4 Top-Up Option.

      (a) The Company hereby grants to Parent and Acquisition Sub an irrevocable option (the "TOP-UP OPTION") to purchase, at a price per share equal to the Per Share Amount, a number of shares of Company Common Stock (the "TOP-UP OPTION SHARES") that, when added

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

to the number of shares of Company Common Stock owned by Parent, Acquisition Sub or any wholly-owned Subsidiary of Parent or Acquisition Sub at the time of exercise of the Top-Up Option, constitutes one share of Company Common Stock more than 90% of the Fully Diluted Number of Company Shares after the issuance of the Top-Up Option Shares. The Top-Up Option may be exercised by Parent or Acquisition Sub, in whole or in part, at any time on or after the first date on which Acquisition Sub accepts any shares of Company Common Stock for payment pursuant to the Offer (the "ACCEPTANCE DATE") and on or prior to the tenth Business Day after the later of (i) the Acceptance Date or (ii) the expiration of any Subsequent Offering Period; provided, however, that the obligation of the Company to deliver Top-Up Option Shares upon the exercise of the Top-Up Option is subject to the conditions that (A) no provision of any applicable Law and no judgment, injunction, order or decree shall prohibit the exercise of the Top-Up Option or the delivery of the Top-Up Option Shares in respect of such exercise,
(B) the issuance of Top-Up Option Shares pursuant to the Top-Up Option would not require approval of the Company Stockholders under applicable Law (including, without limitation, Nasdaq rules and regulations, including Section 4350(i)(1)(D)), and (C) Acquisition Sub has accepted for payment and in accordance with Section 1.1(b) paid for all shares of Company Common Stock validly tendered in the Offer and not withdrawn. The parties shall cooperate to ensure that the issuance of the Top-Up Option Shares is accomplished consistent with applicable Law, including compliance with an applicable exemption from registration of the Top-Up Option Shares under the Securities Act.

      (b) In the event Parent or Acquisition Sub wishes to exercise the Top-Up Option, Parent shall so notify the Company in writing and shall set forth in such notice (i) the number of shares of Company Common Stock that are expected to be owned by Parent, Acquisition Sub or any wholly-owned Subsidiary of Parent or Acquisition Sub immediately preceding the purchase of the Top-Up Option Shares and (ii) a place and time for the closing of the purchase of the Top-Up Option Shares. The Company shall, as soon as practicable following receipt of such notice, notify Parent and Acquisition Sub of the number of shares of Company Common Stock then outstanding and the number of Top-Up Option Shares. At the closing of the purchase of the Top-Up Option Shares, Parent or Acquisition Sub, as the case may be, shall pay the Company the aggregate price required to be paid for the Top-Up Option Shares, and the Company shall cause to be issued to Parent or Acquisition Sub, as the case may be, one or more certificates, as required by Parent or Acquisition Sub, as the case may be, representing the Top-Up Option Shares.

Section 2. MERGER TRANSACTION

      2.1 Merger of Acquisition Sub into the Company. Upon the terms and subject to the conditions set forth in this Agreement and in accordance with the General Corporation Law of the State of Delaware (the "DGCL"), at the Effective Time, Acquisition Sub shall be merged with and into the Company, the separate existence of Acquisition Sub shall cease and the Company will continue its existence under the laws of the State of Delaware as a wholly-owned Subsidiary of Parent. The Company, in its capacity as the corporation surviving the Merger, is hereinafter sometimes referred to as the "SURVIVING CORPORATION."

      2.2 Effect of the Merger. The Merger shall have the effects set forth in this Agreement and in the applicable provisions of the DGCL. Without limiting the generality of the

EXECUTION VERSION
foregoing, and subject thereto, at the Effective Time, all properties, rights, privileges and powers of the Company and Acquisition Sub shall vest in the Surviving Corporation, and all debts, liabilities, obligations and duties of the Company and Acquisition Sub shall become debts, liabilities, obligations and duties of the Surviving Corporation.

      2.3 Closing; Effective Time. Unless this Agreement shall have been terminated and the transactions contemplated hereby shall have been abandoned pursuant to Section 8, the consummation of the Merger (the "CLOSING") shall take place at the offices of Fulbright & Jaworski L.L.P., 2200 Ross Ave., Suite 2800, Dallas, Texas 75201, at 10:00 a.m., Dallas time, on a date to be designated by Parent (the "CLOSING DATE"), which shall be no later than the fifth Business Day after the satisfaction or waiver of the last to be satisfied or waived of the conditions set forth in Section 7 (other than delivery of items to be delivered at the Closing and other than those conditions that by their nature are to be satisfied at the Closing, it being understood that the occurrence of the Closing shall remain subject to the delivery of such items and the satisfaction or waiver of such conditions at the Closing), unless another date, time or place is agreed to in writing by the parties hereto, provided that the Closing shall be delayed if and only for so long as reasonably necessary if a banking moratorium, act of terrorism or war (whether or not declared) affecting United States banking or financial markets generally prevents the Closing. Subject to the provisions of this Agreement, a certificate of merger satisfying the applicable requirements of the DGCL (the "CERTIFICATE OF MERGER") shall be duly executed by the Company and filed with the Secretary of State of the State of Delaware as promptly as possible on the Closing Date. The Merger shall become effective upon the date and time of the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, or at such later time as is specified in the Certificate of Merger (the "EFFECTIVE TIME"). Notwithstanding anything herein to the contrary, in the event that Acquisition Sub shall acquire at least 90% of the outstanding shares of Company Common Stock, Parent and the Company hereby agree to take all necessary and appropriate action to cause the Merger to become effective, without a meeting of the Company Stockholders, in accordance with
Section 253 of the DGCL as promptly as practicable.

      2.4 Certificate of Incorporation and Bylaws; Directors and Officers. Unless otherwise determined by Parent prior to the Effective Time:

      (a) the Certificate of Merger shall provide that, at the Effective Time, the Surviving Corporation's certificate of incorporation as in effect immediately prior to the Effective Time shall be amended as of the Effective Time so as to contain the provisions, and only the provisions, contained immediately prior thereto in Acquisition Sub's certificate of incorporation, except for Article I thereof, which shall read "The name of the corporation is "SUPERIOR CONSULTANT HOLDINGS CORPORATION" (the "SURVIVING CHARTER"), until amended in accordance with the DGCL;

      (b) at the Effective Time the bylaws of Acquisition Sub in effect immediately prior to the Effective Time shall be the bylaws of the Surviving Corporation (the "SURVIVING BYLAWS"), until amended in accordance with the Surviving Charter, the Surviving Bylaws or the DGCL and the Company shall take all requisite action necessary to effect the foregoing;

EXECUTION VERSION

      (c) the directors of Acquisition Sub immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation and shall hold office until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be; and

      (d) the officers of Acquisition Sub immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation and shall hold office until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

      2.5 Conversion of Shares.

      (a) At the Effective Time, by virtue of the Merger and without any further action on the part of Parent, Acquisition Sub, the Company or any stockholder of the Company:

            (i) any shares of Company Common Stock then held by the Company or any wholly owned Subsidiary of the Company (or held in the Company's treasury) or owned by Acquisition Sub or Parent or any of their respective affiliates shall automatically be canceled and shall cease to exist, and no cash or other consideration shall be delivered in exchange therefor;

            (ii) each share of Company Common Stock that is issued and outstanding immediately prior to the Effective time (other than the Dissenting Shares (as defined below) or shares of Company Common Stock cancelled pursuant to Section 2.5(a)(i)) shall be canceled and extinguished and converted into the right to receive the Per Share Amount (the "MERGER CONSIDERATION"), without interest; and

            (iii) each of the shares of the common stock, $0.01 par value per share, of Acquisition Sub then outstanding shall be converted into one fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation and such newly issued shares shall thereafter constitute all of the issued and outstanding Surviving Corporation capital stock.

      (b) If, between the date of this Agreement and the Effective Time, the outstanding shares of Company Common Stock are changed into a different number or class of shares by reason of any stock split, division or subdivision of shares, stock dividend, reverse stock split, consolidation of shares, reclassification, recapitalization or other similar transaction, then the Merger Consideration shall be appropriately adjusted to reflect such change or transaction.

      2.6 Surrender of Certificates; Stock Transfer Books.

      (a) Mellon Investor Services LLC, or such other bank or trust company designated by Parent prior to the Effective Time and reasonably acceptable to the Company, shall act as agent (the "PAYING AGENT") for the applicable Company Stockholders to receive the funds to which holders of such shares shall become entitled pursuant to Section 2.5(a)(ii). Such funds shall be invested by the Paying Agent as directed by Parent or the Surviving Corporation in (i) obligations of or guaranteed by the United States, (ii) commercial paper rated A-1, P-1 or A-2, P-2, and (iii) certificates of deposit, bank repurchase agreements and bankers acceptances of any

EXECUTION VERSION
bank or trust company organized under federal Laws or the Laws of any state of the United States or District of Columbia that has capital, surplus or undivided profits of at least $500,000,000 or in money market funds which are invested substantially in such investments. Earnings from such investments shall be the sole and exclusive property of Parent and the Surviving Corporation, and no part of such earnings shall accrue to the benefit of Company Stockholders. Until surrendered in accordance with the provisions of this Section 2.6, each certificate that immediately prior to the Effective Time represented any shares of Company Common Stock (a "CERTIFICATE") (other than Certificates representing shares owned by Parent, Acquisition Sub or any other Subsidiary of Parent, shares held by the Company and Dissenting Shares) shall represent for all purposes, from and after the Effective Time, only the right to receive the applicable Merger Consideration.

      (b) Promptly after the Effective Time, the Surviving Corporation shall cause to be mailed to each Person who was, at the Effective Time, a holder of record of shares of Company Common Stock entitled to receive the Merger Consideration pursuant to Section 2.5, (i) a form of letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Paying Agent and shall be in such form and have such other customary provisions as Parent may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates pursuant to such letter of transmittal. Upon surrender to the Paying Agent of a Certificate, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may be required pursuant to such instructions, the holder of such Certificate shall be entitled to promptly receive, in exchange therefor the Merger Consideration for each share of Company Common Stock formerly evidenced by such Certificate, and such Certificate shall then be canceled. No interest shall accrue or be paid on the Merger Consideration payable upon the surrender of any Certificate for the benefit of the holder of such Certificate. If the payment of the Merger Consideration is to be made to a Person other than the Person in whose name the surrendered Certificate formerly evidencing shares of Company Common Stock is registered on the stock transfer books of the Company, it shall be a condition of payment that the Certificate so surrendered be endorsed properly or otherwise be in proper form for transfer and that the Person requesting such payment shall have paid all transfer and other similar Taxes required by reason of the payment of the Merger Consideration to a Person other than the registered holder of the Certificate surrendered, or shall have established to the satisfaction of Acquisition Sub that such Taxes either have been paid or are not applicable. Until surrendered as contemplated by this Section 2.6(b), each Certificate shall be deemed, from and after the Effective Time, to represent only the right to receive the Per Share Amount for each share of Company Common Stock formerly evidenced by such Certificate. If any Certificate shall have been lost, stolen or destroyed, Parent may, in its discretion and as a condition precedent to the payment of the Merger Consideration for each share of Company Common Stock formerly evidenced by such Certificate, require the owner of such lost, stolen or destroyed Certificate to provide an appropriate affidavit of that fact and to deliver a bond (in such sum as Parent may reasonably direct, but not more than market value plus a reasonable sum to cover applicable costs incurred by Parent or Surviving Corporation) as indemnity against any claim that may be made against the Paying Agent, Parent or the Surviving Corporation with respect to such Certificate.

EXECUTION VERSION

      (c) At any time following the sixth month after the Effective Time, the Surviving Corporation shall be entitled to require the Paying Agent to deliver to it any funds which had been made available to the Paying Agent and not disbursed to Company Stockholders (including, without limitation, all interest and other income received by the Paying Agent in respect of all funds made available to it), and, thereafter, such holders shall thereafter look to the Surviving Corporation (subject to abandoned property, escheat and other similar
Laws) only as general creditors thereof with respect to any Merger Consideration that may be payable upon due surrender of the Certificates held by them, without any interest or dividends thereon. Notwithstanding the foregoing, to the fullest extent permitted by Law, none of the Surviving Corporation, Parent or the Paying Agent shall be liable to any holder of a share of Company Common Stock for any Merger Consideration delivered in respect of such share to a public official pursuant to any abandoned property, escheat or other similar law. If any Certificates shall not have been surrendered upon the fifth anniversary of the Effective Time (or immediately prior to such earlier date on which any Merger Consideration in respect of such Certificate would otherwise escheat to or become the property of any Governmental Body), any amounts payable in respect of such Certificate shall, to the extent permitted by applicable Law, become the property of the Surviving Corporation, free and clear of all claims or interest of any Person previously entitled thereto.

      (d) The consideration issued upon the surrender of the Certificates in accordance with this Agreement shall be deemed to have been issued in full satisfaction of all rights pertaining to the shares of Company Common Stock formerly represented thereby. Subject to Section 2.5(a)(iii), at the close of business on the day of the Effective Time, the stock transfer books of the Company with respect to the shares of Company Common Stock shall be closed and thereafter there shall be no further registration of transfers of shares of Company Common Stock on the records of the Company. From and after the Effective Time, the Company Stockholders outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such shares except as otherwise provided herein or by applicable Law.

      (e) Each of the Surviving Corporation, Parent and Acquisition Sub shall be entitled to deduct and withhold (or cause the Paying Agent to deduct and withhold) from the consideration otherwise payable in the Merger to any holder of shares of Company Common Stock such amounts as it is required to deduct and withhold with respect to Taxes. To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Company Common Stock in respect of which such deduction and withholding was made.

      2.7 Shares Subject to Appraisal Rights.

      (a) Notwithstanding anything to the contrary contained in this Agreement, to the extent that the provisions of Section 262 of the DGCL are, or prior to the Effective Time become, applicable to the Merger, any shares of Company Common Stock that as of the Effective Time are held by any Company Stockholder that is entitled to demand and properly demands appraisal rights under Section 262 of the DGCL with respect to such shares (the "DISSENTING SHARES") shall not be converted into or represent the right to receive the Merger Consideration in accordance with Section 2.5(a), but instead such Company Stockholder shall be entitled only to such rights as may be granted by Section 262 of the DGCL; provided, however,

EXECUTION VERSION
that if such appraisal rights shall not be perfected or the holders of such shares shall otherwise lose their appraisal rights with respect to such shares under Section 262 of the DGCL or otherwise, then, as of the later of the Effective Time or the time of the failure to perfect such status or the loss of such rights, such shares shall automatically be converted into and shall represent only the right to receive (upon the surrender of the certificate or certificates representing such shares) the Merger Consideration in accordance with Section 2.5(a).

      (b) The Company shall give Parent (i) prompt notice of any written demand received by the Company prior to the Effective Time to require the Company to purchase the Dissenting Shares pursuant to Section 262 of the DGCL and of any other demand, notice or instrument delivered to the Company prior to the Effective Time pursuant to the DGCL and (ii) the opportunity to participate in all negotiations and proceedings with respect to any such demand, notice or instrument. The Company shall not make any payment or settlement offer prior to the Effective Time with respect to any such demand unless Parent shall have consented in its sole discretion in writing to such payment or settlement offer.

      2.8 Additional Actions. If, at any time after the Effective Time, the Surviving Corporation shall consider or be advised that any further deeds, bills of sale, assignments or assurances in law or any other acts are necessary or desirable to (a) vest, perfect or confirm, of record or otherwise, in the Surviving Corporation its right, title or interest in, to or under any of the rights, properties or assets of the Company or (b) otherwise carry out the provisions of this Agreement, the Company shall be deemed to have granted to the Surviving Corporation an irrevocable power of attorney to execute and deliver all such deeds, bills of sale, assignments or assurances in law and to take all acts necessary, proper or desirable to vest, perfect or confirm title to and possession of such rights, properties or assets in the Surviving Corporation and otherwise to carry out the provisions of this Agreement, and the officers and directors of the Surviving Corporation are authorized in the name of the Company to take any and all such action.

Section 3. REPRESENTATIONS AND WARRANTIES OF THE COMPANY

      Except as set forth in the Company Disclosure Letter, the Company represents and warrants to Parent and Acquisition Sub as follows:

      3.1 Organization. Each of the Company and its Subsidiaries is an Entity duly organized, validly existing and in good standing under the Law of the jurisdiction of its incorporation or organization with all requisite corporate power and authority to own its Assets and to conduct its business as and where presently conducted. Each of the Company and its Subsidiaries is duly qualified or registered to do business in each jurisdiction (whether federal, state, local or foreign) where such qualification or registration is required by applicable Law, except where the failure to be so qualified or registered would not, individually or in the aggregate, have a Material Adverse Effect. The following information for each of the Company's Subsidiaries is set forth in Section 3.1 to the Company Disclosure Letter, as applicable: (a) its name, type of entity and jurisdiction of incorporation or organization; (b) each jurisdiction (whether federal, state, local or foreign) in which such Subsidiary is qualified to conduct business and an indication of whether such Subsidiary is in good standing in each such jurisdiction and (c) its authorized capital stock or share capital and the number of issued and

EXECUTION VERSION
outstanding shares (or other equity interests) and the record owner(s) thereof. Neither the Company nor any of its Subsidiaries has agreed or is obligated to make, or is bound by any Contract under which it may become obligated to make, any future equity or similar investment in or capital contribution to any other Person. True, correct and complete copies of certificates of incorporation, bylaws and other organization and related documents of the Company and of each of the Company's Subsidiaries have been provided to Parent.

      3.2 Capital Stock and Ownership.

      (a) The authorized capital stock of the Company consists of 30,000,000 shares of Company Common Stock of which (i) 10,551,530 shares were issued and outstanding as of November 30, 2004 and (ii) 469,250 shares were held by the Company in its treasury. The Company is the sole record and beneficial owner of all of the shares of capital stock or other equity interest of each of its Subsidiaries and it has good and marketable title to such shares, free and clear of any Encumbrances other than as provided by applicable United States federal and state securities Laws. There are no shares of Company Common Stock held by any of the Company's Subsidiaries. None of the outstanding shares of Company Common Stock is entitled or subject to any preemptive right, right of participation, right of maintenance or any similar right. None of the outstanding shares of Company Common Stock is subject to any right of first refusal in favor of the Company. There is no Contract to which the Company or the Company's Subsidiaries is a party or by the Company or any of the Company's Subsidiaries or any of their business or Assets is bound relating to the voting or registration of, or restricting any Person from purchasing, selling, pledging or otherwise disposing of (or granting any option or similar right with respect to), any shares of Company Common Stock. None of the Company or the Company's Subsidiaries is under any obligation, or is bound by any Contract pursuant to which it may become obligated, to repurchase, redeem or otherwise acquire any outstanding shares of Company Common Stock. Since September 30, 2004, the Company has not repurchased, redeemed or otherwise acquired any shares of Company Common Stock. The Company directly owns all of the outstanding shares of capital stock of Superior Consultant Company, Inc., a Michigan corporation ("OPERATING SUB"). Operating Sub directly owns all of the outstanding shares of capital stock (or other ownership or equity interests) of each of its Subsidiaries. Other than (i) the Company's direct or indirect ownership of its Subsidiaries and (ii) the Company's shares of capital stock held in its treasury, neither the Company nor any of its Subsidiaries owns any equity securities, or securities convertible into equity securities, of any other Person.

      (b) There are 4,792,241 shares of Company Common Stock issuable pursuant to the exercise of outstanding options issued under the Company's Stock Option Plans and under outstanding warrants (collectively, "COMPANY OPTIONS"). Section 3.2(b) to the Company Disclosure Letter sets forth a true, correct and complete list, as of the date hereof, of the name of each holder of a Company Option, the number of outstanding Company Options held by such holder, the grant date thereof, the number of shares of Company Common Stock such holder is entitled to receive upon exercise thereof, the exercise price, the vesting schedule, whether such Person was an employee at the time of grant, and whether the Company Option is intended to qualify as an "incentive stock option" (within the meaning of Section 422 of the Code). The Company has delivered to Parent and Acquisition Sub true, correct and complete copies of the Company's Stock Option Plans and all forms and variations of each agreement used under the

EXECUTION VERSION

Company's Stock Option Plans and all other Company Options. Since October 25, 2004, the Company has not granted any Company Options.

      (c) Except for the Company Options, there are no outstanding subscriptions, options, calls, warrants or rights (whether or not currently exercisable) to acquire any shares of the capital stock or other securities of Company or any of the Company's Subsidiaries.

      (d) There are no (i) outstanding security, instrument or obligation that is or may become convertible into or exchangeable for any shares of the capital stock or other securities of Company (or any of the Company's Subsidiaries) other than the Company Options; (ii) stockholder rights plan (or similar plan commonly referred to as a "poison pill") or Contract under which Company (or any of the Company's Subsidiaries) is or may become obligated to sell or otherwise issue any shares of its capital stock or any other securities; (iii) outstanding stock appreciation rights or similar derivative securities or rights of or by the Company (or any of the Company's Subsidiaries); (iv) bonds, debentures, notes or other indebtedness of the Company having the right to vote on any matters on which Company Stockholders may vote; (v) obligations by the Company or any of the Company's Subsidiaries to make any payments based on the price or value of the shares of Company Common Stock or (vi) outstanding obligations requiring the Company to give any Person the right to receive any benefits or rights similar to any rights enjoyed by or accruing to the Company Stockholders or any rights to participate in the equity or net income of the Company.

      (e) All of the issued and outstanding shares of capital stock of each of the Company and the Company's Subsidiaries have been duly authorized and validly issued, and are fully paid and nonassessable. The issuance and sale of all of the shares of capital stock described in Section 3.2(a) have been in compliance in all material respects with United States federal and state securities laws.

      3.3 Financial and Corporate Records. The Company has delivered to Parent an accurate and complete list, as of the date of the Agreement, of all bank accounts, other accounts, certificates of deposit, marketable securities, other investments, safe deposit boxes, lock boxes and safes of each of the Acquired Companies, and the names of all officers, employees or other individuals who have access thereto or are authorized to make withdrawals therefrom or dispositions thereof.

      3.4 Compliance with Law.

      (a) The operations of each of the Acquired Companies, the conduct of the business of each of the Acquired Companies, and the ownership, possession and use of the Assets of each of the Acquired Companies are in compliance, and at all times since January 1, 2001 have been in compliance, with all applicable Laws, except where the failure to comply would not reasonably be expected to result in a Material Adverse Effect. From January 1, 2001 through the date of this Agreement, none of the Company or its Subsidiaries has received any notice from any Governmental Body regarding any actual or possible material violation of, or material failure to comply with, any Law. No material Governmental Authorizations are necessary for the Acquired Companies to conduct their business as and where presently conducted or to own their Assets.

EXECUTION VERSION

      (b) Without limiting Section 3.4(a), none of the Company, its Subsidiaries, or any of their respective officers, directors, employees, agents and/or representatives have directly or indirectly (i) offered, paid or received any remuneration, in cash or in kind, to or made any financial arrangements with, any past or present customers, past or present suppliers, contractors or third party payors in order to obtain business or payments from such Persons where either the remuneration or financial arrangement is illegal under applicable Laws; (ii) given or agreed to give or is aware that there has been made or there is any agreement to make any material gift or gratuitous payment of any kind nature or description to any customer or potential customer supplier or potential supplier, contractor or third party payor or any other Person where either the gift or gratuitous payment is illegal under applicable Laws; (iii) made or agreed to make or is aware that there has been made or that there is any agreement to make, any material contribution, payment or gift of funds or property to or for the private use of any governmental official, employee or agent where either the contribution, payment or gift is illegal under applicable Laws; (iv) made, or agreed to make or is aware that there has been made or that there is any agreement to make any material payment to any Person with the intention or understanding that any part of such payment would be used for any purpose other than that described in the document supporting such payment where the payment is illegal under applicable Laws and/or (v) conducted business other than in compliance in all material respects with all applicable anti-kickback or patient or healthcare solicitation laws and regulations, including but not limited to 42 U.S.C. 1320a-7b(b), as amended, or any applicable state anti-kickback or other similar state or federal Laws.

      (c) Without limiting Section 3.4(a), to the Company's knowledge, the activities of each of the Company, its Subsidiaries, and any of their respective officers, directors, agents and employees have complied in all material respects, and the operations of each of the Company and its Subsidiaries have complied in all material respects, with all applicable Laws governing corrupt or illicit business practices, including, without limitation, laws dealing with improper or illegal payments, gifts or gratuities and/or the payment of money or anything of value directly or indirectly to any Person (whether a government official or private individual) for the purpose of illegally inducing any Person or government official, or political party or official thereof, or any candidate for any such position, in making any decision or illegally assisting any Person in obtaining or retaining business or taking any other action favorable to such Person, and/or dealing with business practices in relation to investments outside of the United States (including, by way of example, if applicable, the United States Foreign Corrupt Practices Act, as amended). None of the Company, its Subsidiaries or any of their respective directors, officers, agents or employees of the Company or any of its Subsidiaries has, in connection with the conduct of the business of the Company and its Subsidiaries, (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity; (ii) established or maintained any unrecorded fund or asset for any purpose or made any false entries on the books and records of the Company or any Subsidiary for any reason; (iii) paid or delivered any fee, commission or any other sum of money or item of property, however characterized, to any finder, agent, government official or other party, in the United States or any other country, which in any manner relates to the assets, business or operations of the Company or any of its Subsidiaries in violation of any United States federal, state, local or foreign Law or (iv) made any other unlawful payment. The internal accounting controls and procedures of the Company and its Subsidiaries are sufficient to cause compliance in all material respects with the United States Foreign Corrupt Practices Act, as amended.

EXECUTION VERSION

      (d) Without limiting Section 3.4(a), the Acquired Companies have been in compliance in all material respects with the applicable provisions of HIPAA, including the Privacy Standards, the Electronic Transactions Standards and the Security Standards promulgated under the Administrative Simplifications subtitle. The Company and each of its Subsidiaries have appropriately documented in all material respects, each business associate or other agreement governing the use or disclosure of protected health information (as such terms are used in HIPAA) and none of the Acquired Companies, and to the Company's knowledge is any other party, in violation of or in default in respect of, nor has there occurred an event or condition that with the passage of time or giving of notice would constitute a default or violation of any business associate or similar agreement. No complaint or action has ever been filed with the U.S. Department of Health and Human Services Office of Civil Rights or with any other Governmental Body relating to the violation by the Acquired Companies (or to the Company's knowledge, under any system designed by the Acquired Companies for any of their customers) of privacy laws or the electronic transmission of health information. None of the Acquired Companies, and to the Company's knowledge, none of their respective officers, employees or agents have been excluded from participation in any governmental program, including any state or federal healthcare program or been a party to any action or Proceeding concerning exclusion from any governmental program. The Company and its Subsidiaries have adopted appropriate policies, procedures or compliance plans to ensure adherence in all material respects to HIPAA and other federal or state privacy laws applicable to the Company and its Subsidiaries. None of the Acquired Companies, or to the Company's knowledge, any of their respective officers, employees or agents have been or are currently subject to a Corporate Integrity Agreement with the Officer of Inspector General or similar agreement with a Governmental Body.

      3.5 SEC Filings.

      (a) All statements, reports, schedules, forms and other documents required to have been filed by the Company with the SEC under the Exchange Act or the Securities Act since January 1, 2001 have been so filed and in a timely manner (or timely in all material respects in the case of filings under Section 16 of the Exchange Act). As of the time it was filed with the SEC (or, if amended, supplemented or superseded by a filing prior to the date of this Agreement, then on the date of such filing): (i) each of the Company SEC Documents complied in all material respects with the applicable requirements of the Securities Act or the Exchange Act (as the case may be) and (ii) except to the extent that information contained in any Company SEC Document has been revised or superseded by a later filed Company SEC Document, none of the Company SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. There are no outstanding comments from, or unresolved issues raised by, the SEC with respect to the Company SEC Documents. No executive officer of the Company has failed in any respect to make the certification required of him or her under Sections 302 or 906 of SOX and no enforcement action has been initiated against the Company relating to disclosures contained in any Company SEC Documents.

      (b) Except to the extent stated therein, the consolidated financial statements (including any related notes) contained in the Company SEC Documents:
(i) when filed, complied as to form in all material respects with the published rules and regulations of the SEC

EXECUTION VERSION
applicable thereto; (ii) when filed, were prepared in accordance with GAAP (except as may be indicated in the notes to such financial statements or, in the case of unaudited statements, as permitted by Form 10-Q of the SEC, and except that the unaudited financial statements may not contain footnotes and are subject to normal and recurring year-end adjustments) and (iii) fairly present in all material respects the consolidated financial position of Company as of the respective dates thereof and the consolidated results of operations and cash flows of Company for the periods covered thereby (except as may be indicated in the notes to such financial statements or, in the case of unaudited statements, as permitted by Form 10-Q of the SEC, and except that the unaudited financial statements may not contain footnotes and are subject to normal and recurring year-end adjustments). The unaudited consolidated balance sheet of the Company and its Subsidiaries as of September 30, 2004 included in the Company's Quarterly Report for the quarter ended September 30, 2004 is sometimes referred to as the "LATEST BALANCE SHEET."

      (c) The Company has devised and maintain a system of internal accounting controls sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP, including that (i) transactions are executed only in accordance with management's authorization; (ii) transactions are recorded as necessary to permit preparation of the financial statements of the Company and to maintain accountability for the assets of the Company and its Subsidiaries, as applicable; (iii) access to such assets is permitted only in accordance with management's authorization; (iv) the reporting of such assets is compared with existing assets at regular intervals and (v) accounts, notes and other receivables and inventory are recorded accurately, and proper and adequate procedures are implemented to effect the collection thereof on a current and timely basis. The Company (i) has designed disclosure controls and procedures (within the meaning of Rules 13a-15(e) and 15d-15(e) of the Exchange Act) to ensure that material information relating to the Acquired Companies is made known to their respective management by others within the Acquired Companies as appropriate to allow timely decisions regarding required disclosure and to make the certifications required by the Exchange Act with respect to the Company SEC Documents and (ii) has disclosed, based on its most recent evaluation prior to the date of this Agreement, to its auditors and the audit committee of the Company Board (A) any significant deficiencies in the design or operation of internal controls which are reasonably likely to adversely affect in any material respect its ability to record, process, summarize and report financial data and have disclosed to its auditors any material weaknesses in internal controls, and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in its internal controls over financial reporting. No disclosures described in clause (A) or (B) of the preceding sentence have been made by the Company's management to the Company's auditors and audit committee since July 30, 2002. The Company has initiated its process of compliance with Section 404 of SOX and expects to be in full compliance therewith by December 31, 2005.

      (d) Since August 5, 2003, (i) none of the Company nor any of its Subsidiaries nor, to the Company's knowledge, any director, officer, employee, auditor, accountant or representative of any of the Company or any of its Subsidiaries has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of the Company or any of its Subsidiaries or their respective internal accounting controls, including any

EXECUTION VERSION
material complaint, allegation, assertion or claim that the Company or of its Subsidiaries has engaged in questionable accounting or auditing practices and
(ii) no attorney representing the Acquired Companies, whether or not employed thereby, has reported evidence of a material violation of U.S. federal securities laws, breach of fiduciary duty or similar material violation by the Company or any of its officers, directors, employees or agents, or those of its Subsidiaries, to the Company Board or any committee thereof or to any director or officer of the Company. Since January 1, 2001, neither the Company nor any of its Subsidiaries has received from the SEC or any other Governmental Body any written comments or questions with respect to any of the Company SEC Reports (including the financial statements included therein) or any registration statement filed by any of them with the SEC or any notice from the SEC or other Governmental Body that such Company SEC Reports (including the financial statements included therein) or registration statements are being reviewed or investigated, and to the Company's knowledge, there is not, as of the date of this Agreement, any investigation or review being conducted by the SEC or any other Governmental Body of any Company SEC Document (including the financial statements included therein).

      (e) Section 3.5(e) to the Company Disclosure Letter sets forth all outstanding loans made by the Company or any of its Subsidiaries to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of the Company. Since July 30, 2002, neither the Company nor any of its Subsidiaries has made, or materially modified, any loans to any executive officer or director of the Company or any of the Company's Subsidiaries.

      (f) The Company is not required to file any forms, reports, schedules, statements or other documents with any foreign Governmental Body that performs a similar function to that of the SEC or any securities exchange or quotation service other than Nasdaq. No Subsidiary of the Company is subject to the periodic reporting requirements of Section 13 or 15 of the Exchange Act or is otherwise required to file documents with the SEC, any securities exchange or quotation service, any other comparable Governmental Body or any foreign Governmental Body that performs a similar function to that of the SEC.

      3.6 Title to Assets; Condition and Sufficiency. The Acquired Companies have good and marketable title to all of the material Assets that each purports to own free and clear of all Encumbrances (other than the Permitted Encumbrances) and such Assets together with the Assets covered under the Real Property Leases, equipment leases, the Intellectual Property Licenses and licenses for Commercially Available Software, are sufficient to permit the Acquired Companies to conduct their businesses in all material respects in the ordinary course immediately after Closing in substantially the same manner as prior to Closing. Except for equipment leases, the leases for the Real Property, including all amendments thereto, to which any of the Acquired Companies is a party (the "REAL PROPERTY LEASES"), the Intellectual Property Licenses and licenses for Commercially Available Software, the Acquired Companies own good and marketable title in and to all other Assets used or acquired for use in the Acquired Companies' business and operations. Other than the Subleases, no Person other than the Company or its Subsidiaries, owns any right, title or interest in or to the Assets used or held for use in connection with the business or operations of the Acquired Companies through any rights, title or interest granted by the Acquired Companies or their predecessors. The items of tangible personal property owned or leased by the Acquired Companies and the improvements and fixtures located on the premises covered by the Real Property Leases are in good working order

EXECUTION VERSION

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

or condition in all material respects, reasonable wear and tear excepted and are suitable in all material respects for the uses for which they are intended, other than surplus, obsolete and unwanted assets in the ordinary course of business, any material amounts of which has previously been written off as of the Latest Balance Sheet.

      3.7 Obligations.

      (a) Neither the Company nor any of its Subsidiaries has any Obligations of any type other than (i) Obligations reflected on the Latest Balance Sheet or in the notes thereto; (ii) Obligations that have been incurred by the Acquired Companies since the date of the Latest Balance Sheet and prior to the date hereof and not in breach of any of the representations and warranties made in
Section 3.8; (iii) Obligations incurred subsequent to the date hereof in accordance with Section 5.2(b) or (iv) obligations under any Contract (other than a Contract relating to a financing) incurred by the Acquired Companies in the ordinary course of business and consistent with past practices, provided that none of the Acquired Companies has defaulted under, or is in breach of, any provision of (or would be in breach or default upon the giving of notice or the passage of time), such Contract.

      (b) Section 3.7(b) to the Company Disclosure Letter sets forth, as of the date of this Agreement, a true, correct and complete list of all of the Acquired Companies' capital leases other than capital leases involving payments of less than $25,000 under any single lease or $100,000 in the aggregate. Section 3.7(b) to the Company Disclosure Letter sets forth, as of the date of this Agreement, a true and complete list of all of the Company's letters of credit, including all amounts currently outstanding.

      3.8 Operations Since September 30, 2004. From September 30, 2004 and on or prior to the date of this Agreement:

      (a) no event has occurred, and no circumstance has arisen, that alone or in combination with any other events or circumstances, had or would reasonably be expected to have a Material Adverse Effect;

      (b) none of the Acquired Companies has (i) incurred any Obligation outside the ordinary course of business consistent with past practices; (ii) acquired or disposed of any business or Assets (other than inventory or obsolete or surplus Assets, in each case, in the ordinary course of business consistent with past practices) or (iii) entered into any Contract (other than purchase orders, trade payables, or employment agreements, in each case, in the ordinary course of business consistent with past practices or customer Contracts) or other transaction, involving an amount exceeding $100,000 individually, or $250,000 in the aggregate;

      (c) none of the Acquired Companies has sold, issued or granted, or authorized the issuance of, (i) any capital stock or other security (except for Company Common Stock issued upon the exercise of outstanding Company Options);
(ii) any option, warrant or right to acquire any capital stock or any other security or (iii) any instrument convertible into or exchangeable for any capital stock or other security;

EXECUTION VERSION

      (d) neither the Company nor any of its Subsidiaries has: (i) entered into a Specified Contract, except in the ordinary course of business and consistent with past practices; (ii) participated in any merger, consolidation, reorganization, share exchange, business combination, recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction; (iii) acquired the business or any bulk assets of any other Person;
(iv) completely or partially liquidated or dissolved; (v) terminated any part of their respective material businesses; (vi) changed any of their methods of accounting or accounting practices in any material respect, other than to comply with applicable laws or GAAP; (vii) made any material Tax election; (viii) commenced or settled any material Proceeding or (ix) have incurred any Obligation to any of their respective Affiliates except for compensation and participation in Benefit Plans by employees in the ordinary course of business;

      (e) neither the Company nor any of its Subsidiaries has: (i) declared, accrued, set aside or paid any dividend or made any distribution with respect to any shares of capital stock (other than transactions between or among the Company and its Subsidiaries); (ii) formed any Subsidiary or acquired any equity or other interest in any Person; (iii) amended their respective articles or certificates of incorporation or formation, bylaws or other organization documents or (iv) entered into any Contract that commits or committed any of them to take any action or omit to take any action that would constitute a breach of any of the provisions of this Agreement; and

      (f) neither the Company nor any of its Subsidiaries has engaged in any transaction that, if done after execution of this Agreement, would violate
Section 5.2.

      3.9 Tangible Property. All material Tangible Property of each of the Acquired Companies, wherever located, is, in the aggregate: (a) suitable, in all material respects, for the uses for which it is employed and (b) in satisfactory operating condition (except for ordinary wear and tear), other than surplus, obsolete and unwanted assets in the ordinary course of business which has previously been written off as of the Latest Balance Sheet.

      3.10 Real Property.

      (a) Except as set forth in Section 3.10(a) to the Company Disclosure Letter, neither the Company nor any of its Subsidiaries owns any Real Property.

      (b) Section 3.10(b) to the Company Disclosure Letter sets forth, as of the date of this Agreement, a true and complete schedule listing all Real Property Leases. The Company has made available to Buyer correct and complete copies of the Real Property Leases. Each of the Real Property Leases is in full force and effect, and, to the Company's knowledge, is enforceable against the landlord in accordance with its terms. Except as set forth in Section 3.10(c) to the Company Disclosure Letter, none of the Real Property Leases has been assigned by the Company or any of its Subsidiaries. No notices of default or notices of termination have been received by the Acquired Companies with respect to the Real Property Leases which have not been withdrawn or canceled. None of the Company nor any of its Subsidiaries is, and to the Company's knowledge, no other party is, in material default under any Real Property Lease.

      (c) Section 3.10(c) to the Company Disclosure Letter sets forth, as of the date of this Agreement, a true and complete schedule listing all of the Acquired Companies' arrangements to

EXECUTION VERSION
sublease any of its Real Property (the "SUBLEASES"), including the parties to such sublease arrangement, whether such sublessee is a Related Party, and the scheduled payments. No notices of default or notices of termination have been received by the Acquired Companies with respect to the Subleases which have not been withdrawn or canceled. None of the Company nor any of its Subsidiaries is, and to the Company's knowledge, no other party is, in material default under any Sublease.

      3.11 Environmental Matters. The Acquired Companies are in compliance in all material respects with all Environmental Laws. There is no condition on any Real Property that violates in any material respects any Environmental Laws or requires remediation or other material action under Environmental Laws. The Acquired Companies are not subject to any Judgment that relates to any Environmental Law. None of the Acquired Companies have received any notice or other communication (in writing or otherwise) from any Person that alleges that the Company or any of its Subsidiaries is not in compliance with any Environmental Law. The Company has delivered to, or made available for review by, Parent true and complete copies of all environmental reports, studies, investigations or correspondence (which are in the possession or control of the Company) regarding any environmental related liabilities of the Acquired Companies or any environmental conditions at any property owned or operated by the Acquired Companies or any corporate predecessor in interest for which the Company or any of its Subsidiaries would be liable.

      3.12 Intellectual Property.

      (a) Except for the Licensed Intellectual Property that is described in
Section 3.12(a) to the Company Disclosure Letter and Commercially Available Software, to the Company's knowledge, all of the Intellectual Property that is material to the conduct of the Acquired Companies' business and operations as currently conducted and operated is Owned Intellectual Property. Other than the Owned Intellectual Property, Commercially Available Software and the Licensed Intellectual Property, to the Company's knowledge, there is no other material Intellectual Property used or necessary for use for the conduct of the business and operations of the Acquired Companies.

      (b) The Intellectual Property that is owned by the Acquired Companies is referred to herein as the "OWNED INTELLECTUAL PROPERTY." Section 3.12(b) to the Company Disclosure Letter sets forth a complete list of all patents and patent applications, registered trademarks and applications to register trademarks, Internet domain name registrations and registered copyrights of the Acquired Companies and the Company Software products currently marketed by the Acquired Companies. The Acquired Companies have taken reasonable measures to protect for its own sole use and benefit the confidential and proprietary nature of the Trade Secrets and confidential information material to the business of the Acquired Companies. None of the Acquired Companies nor, to the Company's knowledge, any other party, is in material breach of or default under any Contract or is not in compliance in all material respects with applicable Law relating to the Owned Intellectual Property. The Acquired Companies have good and marketable title in and to all of the Owned Intellectual Property material to the conduct of the Acquired Companies' business and operations as currently conducted and operated, including the items listed in Section 3.12(b) to the Company Disclosure Letter, free and clear of any Encumbrances other than Permitted Encumbrances. The Owned Intellectual Property was not developed as part

EXECUTION VERSION
of the performance of any obligation for any third Person which would require the taking of any action, whether or not actually taken, in order for all rights to the Owned Intellectual Property to become vested in, or retained by, the Acquired Companies.

      (c) All Copyrights comprising the Owned Intellectual Property material to the conduct of the Acquired Companies' business and operations as currently conducted and operated, including the applicable items listed in Section 3.12(c) to the Company Disclosure Letter, consist exclusively of (i) "works made for hire" as that term is used in Title 17 of the United States Code or (ii) works developed by independent contractors or consultants engaged by the Acquired Companies which, except as would not otherwise have a Material Adverse Effect, have assigned to the Acquired Companies their entire right, title and interest in and to the work or works produced, pursuant to a valid and enforceable written Contracts. The Owned Intellectual Property does not include any Intellectual Property in which any Person other than the Acquired Companies has or may acquire any right of ownership, control or compensation.

      (d) None of the Acquired Companies has granted to any Person or obligated itself to grant to any Person any license, option, or other right in or with respect to any of the Owned Intellectual Property, whether or not requiring payment to the Acquired Companies, other than licenses to use Owned Intellectual Property granted to clients under client Contracts entered into in the ordinary course of business, the Contracts or forms of which (containing all material terms) were made available to Parent. No Person has in writing or, to the Company's knowledge, orally, either asserted any rights in or offered to grant the Acquired Companies a license or any other right of use with respect to the Owned Intellectual Property. None of the Acquired Companies have any obligation to compensate any Person for any development, license, use, sale, distribution or modification of any of the Owned Intellectual Property.

      (e) Section 3.12(e) to the Company Disclosure Letter sets forth a complete list of all written Contracts ("INTELLECTUAL PROPERTY LICENSES") that provide for the license of Intellectual Property to the Acquired Companies ("LICENSED INTELLECTUAL PROPERTY") other than Commercially Available Software, which is not required to be listed. None of the Acquired Companies, or, to the Company's knowledge, any other party, is in material breach of or default under any Intellectual Property Licenses or not in compliance in all material respects with applicable Law relating to any material Licensed Intellectual Property. To the Company's knowledge, each Intellectual Property License is valid and in full force and effect in all material respects. The Acquired Companies have obtained from all third party developers and/or owners of any material software programs utilized in connection with the operation of the Acquired Companies' business any licenses that may be necessary for the Acquired Companies to permit any customer, client or other business relationship thereof to utilize such material software programs in connection with the services provided by the Acquired Companies, at an Acquired Company site on an Acquired Company computer and at a non-Acquired Company site or on a non-Acquired Company computer to the extent such software programs actually are being used by such persons at such locations.

      (f) Except for indemnification obligations of the Acquired Companies to their customers and vendors in the ordinary course of business under written Contracts, forms of which (containing all of the material terms) have made available to Parent, none of the Acquired Companies has agreed to indemnify any Person against any charge of infringement or other

EXECUTION VERSION
violation with respect to any Intellectual Property. None of the Acquired Companies has infringed, misappropriated or otherwise violated the Intellectual Property rights of a third Person. None of the Acquired Companies has received any written assertion, complaint, demand or any notice whatsoever alleging any such infringement, misappropriation or other violation.

      (g) There is no Proceeding pending, or to the Company's knowledge, threatened, with respect to, and no outstanding Judgment concerning (i) the Owned Intellectual Property or (ii) right of the Acquired Companies to develop, license, use, sell, distribute or modify the Company Software.

      3.13 Contracts.

      (a) Set forth in Section 3.13(a) to the Company Disclosure Letter or filed as exhibits to the Company SEC Documents (filed since January 1, 2004), is a true and complete schedule listing of all of the following types of Contracts to which any of the Acquired Companies is a party or by which any of the Acquired Companies is bound as of the date of this Agreement (collectively, the "SPECIFIED CONTRACTS"), grouped into the following categories:

            (i) Contracts with customers or clients pursuant to which the customer or client pays the Company an annual amount exceeding $250,000;

            (ii) Contracts for the purchase, license, lease and/or maintenance of any Software other than Commercially Available Software;

            (iii) Contracts for the lease or sublease of Real Property owned or used by any of the Acquired Companies;

            (iv) loan agreements, mortgages, notes, and guarantees;

            (v) Contracts that obligate the Company to make payments as a result of the transactions contemplated herein that are contingent on a "change in ownership or control," within the meaning of Section 280G of the Code;

            (vi) any Contract and any amendment thereto required to be filed , or filed, as an exhibit to any report of the Company (whether annual, quarterly or interim) filed pursuant to the Exchange Act of the type described in Item 601(b)(10) of Regulation S-K of the Securities Act entered into by the Company or any of its Subsidiaries since and including January 1, 2003;

            (vii) joint venture, partnership and similar agreement;

            (viii) Contracts that are not cancelable within 60 days without payment of a material (with respect to such contract) amount of money that, after the Effective Time, would have the effect of limiting the freedom of the Company or any of its Subsidiaries to compete in any line of business in any geographic area or to hire any individual or group of individuals, other than covenants relating to the non-solicitation or non-hiring of client personnel contained in client Contracts entered into in the ordinary course of business;

EXECUTION VERSION

            (ix) Contracts providing for "earn-outs," "savings guarantees," "performance guarantees," or other contingent payments by the Company or any of its Subsidiaries involving more than $250,000 over the term of such Contract;

            (x) Contracts with or for the benefit of any of any Related Party of any Acquired Company other than those disclosed in the "Management Compensation" or "Certain Relationships and Related Transactions" sections of the Company's definitive proxy statement filed with the SEC on April 28, 2004;

            (xi) Contracts that provide for the indemnification of any officer or director of any Acquired Company;

            (xii) Contracts relating to the acquisition, transfer, development, sharing or licensing of any Intellectual Property by any Acquired Company; and

            (xiii) other Contracts that requires payments in excess of $100,000 per year.

      (b) The Company has provided Parent true, correct and complete copies of all Specified Contracts. With respect to each of the Contracts to which any of the Acquired Companies is a party or is bound, none of the Acquired Companies is in default thereunder, nor would be in default thereunder with the passage of time, the giving of notice, or both, and, to the Company's knowledge, none of the other parties to any Contract is in default thereunder or would be in default thereunder with the passage of time, the giving of notice or both, except in each case for those defaults which, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect. Each Contract to which any of the Acquired Companies is a party or is bound, is in full force and effect in accordance with its terms, except where the failure of any or all of such Contracts to be in full force and effect, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect. No party to any Specified Contract to which any of the Acquired Companies is a party or is bound has made or threatened any claims or demands in writing against any Acquired Company for cancellation, termination or modification of the subcontracts or for other remedies or relief. Neither the Company nor any of its Subsidiaries have assigned or otherwise conveyed or transferred, or agreed to assign, convey or transfer to any Person, any right, title or interest in or to any of the Specified Contracts, or any account receivable relating thereto, whether as a security interest or otherwise.

      3.14 Employees; Labor Matters.

      (a) None of the Acquired Companies is a party to or bound by any union or collective bargaining Contract, nor is any such Contract currently being negotiated by or on behalf of any of the Acquired Companies. Other than possible isolated individual controversies which have not had, and could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, there are no controversies pending or, to the Company's knowledge, threatened between the Company or its Subsidiaries and any of their respective employees. None of the Acquired Companies is engaged in any unfair labor practice of any nature. Since January 1, 2001, there has not been any slowdown, work stoppage, labor dispute or union organizing activity, or any similar activity or dispute, affecting any of the Acquired Companies

EXECUTION VERSION
or any of their employees. There is not now pending, and to the Company's knowledge, no Person has threatened to commence, any such slowdown, work stoppage, labor dispute or union organizing activity or any similar activity or dispute.

      (b) Section 3.14(b) to the Company Disclosure Letter sets forth all of the Acquired Companies' employees who are not "at will" employees. Section 3.14(b) sets forth a true, correct and complete list of all employment contracts, severance agreements or similar agreements between any of the Acquired Companies and any current or former employee (to the extent still in force with respect to former employees) (i) whose base salary is more than $125,000 per year; (ii) whose agreement requires more than two weeks notice by the employer to be terminated or (iii) whose agreement provides that the employee is entitled to receive severance, termination or other similar payments in excess of two weeks of base salary upon termination by the employer. True, correct and complete copies of such employment contracts, severance agreements or similar agreements have been made available to Parent. The Acquired Companies are in compliance in all material respects with all applicable Laws and Contracts relating to employment, employment practices, wages, bonuses and terms and conditions of employment, including employee compensation matters. To the Company's knowledge, none of its Subsidiaries' employees intends to terminate his or her employment with the Company or such Subsidiary. All Proceedings involving any employee (or past employee) of the Acquired Companies that are pending or, to the Company's knowledge, threatened against the Acquired Companies, are set forth in Section 3.14(b) to the Company Disclosure Letter. Section 3.14(b) to the Company Disclosure Letter sets forth a true, correct and complete list of employees of the Acquired Companies who are not "exempt" employees within the meaning of applicable wage and hour laws. As of the date of this Agreement, to the Company's knowledge, no executive officer or Key Employee of any of the Acquired Companies is in violation in any material respect of any term of any employment or services Contract, patent disclosure agreement, noncompetition agreement, or any restrictive covenant to a former employer which would reasonably be expected to impede the right of any such executive officer or Key Employee to be employed or engaged by any of the Acquired Companies because of the nature of the business conducted or presently proposed to be conducted by the Acquired Companies or to the use of trade secrets or proprietary information of others.

      (c) The Company has not incurred any material liability or Obligation under the Workers Adjustment and Retraining Notification Act, or any similar laws, which remains unpaid or unsatisfied.

      3.15 Employee Benefit Matters.

      (a) Section 3.15(a) to the Company Disclosure Letter contains a list of all "employee pension benefit plans" (as defined in Section 3(2) of ERISA, hereinafter a "PENSION PLAN"), "employee welfare benefit plans" (as defined in
Section 3(1) of ERISA, hereinafter a "WELFARE PLAN"), incentive, deferred compensation plans, severance pay, stock option, stock purchase, performance share, stock appreciation or other equity-based compensation, loan or loan guarantee, performance pay, plant closing, change in control or other employee benefit plans or programs, trusts, arrangements, contracts, agreements, policies or commitments, and all other material employee benefit plans or arrangements maintained, contributed to or required to be maintained or contributed to by the Company or any ERISA Affiliate or with respect to which

EXECUTION VERSION
the Company or any ERISA Affiliate has any obligation to make payments or contributions or may otherwise have any material liability (all the foregoing being herein called "BENEFIT PLANS").

      (b) The Company has made available to Parent true, complete and correct copies of (i) each Benefit Plan (or, in the case of any unwritten Benefit Plans, descriptions thereof); (ii) the most recent annual report on Form 5500 filed with the Department of Labor with respect to each Benefit Plan (if any such report was required by applicable Law); (iii) the most recent summary plan description for each Benefit Plan for which such a summary plan description is required by applicable Law; (iv) each trust agreement and insurance or annuity contract relating to any Benefit Plan and any other funding agreements that implement any such Benefit Plan; (v) where applicable, the most recent determination letter received from the Internal Revenue Service and (vi) each agreement between the Company or a Benefit Plan and any third party providing for administrative or other services related to a Benefit Plan.

      (c) Each Benefit Plan has been operated and administered in all material respects in accordance with its terms and with the applicable provisions of ERISA, the Code and any other applicable Law (including regulations and rulings thereunder) including Parts 6 and 7 of Title I of ERISA and Section 4980B of the Code (as applicable). All benefits due under each Benefit Plan have been timely paid and the Company has not received notice of any investigations by any Governmental Body, termination proceedings or other claims (except claims for benefits payable in the normal operation of the Benefit Plans), suits or proceedings against or involving any Benefit Plan or asserting any rights or claims to benefits under any Benefit Plan that could give rise to any material liability and there are not any facts that could give rise to any material liability in the event of any such investigation, claim, suit or proceeding.

      (d) All contributions to, and payments from, the Benefit Plans, except those payments to be made from a trust qualified under Section 501(a) of the Code, for any period ending before the Closing Date that are not yet, but will be required to be made, will be properly accrued and reflected in the Company's financial statements.

      (e) Each Pension Plan that is intended to be qualified under Section 401(a) of the Code is so qualified, in both form and operation, and has received a favorable opinion or determination letter from the Internal Revenue Service which takes into account amendments required by various legislation commonly referred to as "GUST," to the effect that the plan document is qualified under
Section 401(a) of the Code. To the Company's knowledge, no facts or other circumstances exist that would prevent the Company's reliance on any such letter.

      (f) There have been no non-exempt "prohibited transactions" (as defined in Section 4975 of the Code or Section 406 of ERISA) with respect to any Benefit Plan, except as could not reasonably be expected to have a Material Adverse Effect. The Company does not have any liability for breach of fiduciary duty under ERISA or any other applicable Law.

      (g) Neither the Company nor any of its ERISA Affiliates has contributed or been obligated to contribute to a Pension Plan that is a "defined benefit pension plan" (as defined in Section 3(35) of ERISA) within the past five years. No Benefit Plan is subject to the funding requirements of Section 412 of the Code and no asset of the Company is subject to any lien

EXECUTION VERSION
under Section 412 of the Code. No Plan is funded by, and the Company does not maintain, any trust intended to be exempt from taxation under Section 501(c)(9) of the Code.

      (h) Neither the Company nor any ERISA Affiliate has contributed to or been obligated to contribute to a "multiemployer plan" (as defined in Section 4001(a)(3) of ERISA) during the past five years.

      (i) Except as set forth in Section 3.15(i) of the Company Disclosure Letter, as a result of the transactions contemplated by this Agreement, no employee of the Company will be entitled to any additional benefits or any acceleration of the time of payment or vesting of any benefits under any Benefit Plan or other Contract (including, but not limited to, any agreements that provide parachute payments under Section 280G or that could result in an excise tax under Section 4999 of the Code).

      (j) The Company does not maintain, contribute to or have an obligation to contribute to or have any liability or potential liability with respect to any Benefit Plan providing retirement benefits or deferred compensation under any nonqualified plan, salary continuation or severance pay, or any health or life insurance or other welfare-type benefits for current or future retired or terminated directors, officers, or employees (or any dependents thereof) other than in accordance with Part 6 of Subtitle B of Title I of ERISA and Section 4980B of the Code and any similar state law ("COBRA"). The Company is not subject to any liability under FAS 106 or FAS 112.

      (k) No agreement, commitment or obligation exists to increase any benefits under any Benefit Plan or to adopt any new Benefit Plan. Except as listed in
Section 3.15(k) of the Company Disclosure Letter, each Benefit Plan may be amended or terminated at any time without approval from any Person, without advance notice, and without any liability other than for benefits accrued prior to such amendment or termination.

      3.16 Taxes.

      (a) Each of the Acquired Companies has duly filed all Tax Returns required to be filed by it, all of which were true and correct in all material respects. Each of the Acquired Companies has withheld in all material respects from payments to its employees, agents, representatives, contractors and suppliers all amounts required by Law to be withheld for Taxes. Each of the Acquired Companies has paid all material Taxes required to be paid by it, except for any unpaid Taxes for which the Company has made an appropriate reserve on the Latest Balance Sheet. There are no agreements or waivers currently in effect that provide for an extension of time for the assessment of any Tax against any of the Acquired Companies.

      (b) Neither the Company nor any of its Subsidiaries has made an election under Section 341(f) of the Code.

      (c) Neither the Company nor any of its Subsidiaries (i) is a party to, is bound by or has any Obligation under any Tax sharing agreement or similar agreement or arrangement other than one that is solely between the Company and one or more of its Subsidiaries or (ii) has any liability for Taxes of any party (other than the Company or any of its Subsidiaries) under

EXECUTION VERSION

Treasury Regulation Section 1.1502-6 or any similar provision of state, local or foreign Law, as a transferee or successor, by Contract or otherwise.

      (d) Except for the affiliated group of which the Company is presently a member, the Company has never been a member of an affiliated group of corporations, within the meaning of Section 1504 of the Code, other than as a common parent corporation, and none of Company's Subsidiaries has ever been a member of an affiliated group of corporations, within the meaning of Section 1504 of the Code, except where the Company was the common parent of such affiliated group.

      (e) There are no material Tax Encumbrances upon any Asset or property of the Company or any of its Subsidiaries except liens for Taxes not yet due and payable.

      (f) No disclosure statement pursuant to Section 6662 of the Code or any comparable disclosure with respect to foreign, state and/or local Tax statutes has been filed with respect to any Tax Return of any Acquired Company required to be filed on or before the Final Tax Date nor is any such disclosure required with respect to any transactions occurring on or before the Final Tax Date.

      (g) No audits or other administrative Proceedings or court Proceedings are presently pending or, to the Company's knowledge, threatened with regard to any Taxes or Tax Return of the Company, any of its Subsidiaries or any affiliated, consolidated, combined or unitary group of which the Company or any Subsidiary of the Company is a member and, to the Company's knowledge, no material issues have been raised by any Tax authority in connection with any Tax or Tax Return.

      (h) No closing agreements or settlement agreements pursuant to any provision of any applicable Laws regarding Taxes have been entered into with any taxing authority by or with respect to the Acquired Companies which requires any Acquired Company to include any item of income in, or exclude any item of deduction from, any Tax Return for any taxable period ending after the Final Tax Date.

      (i) None of the Acquired Companies will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any:

            (i) intercompany transactions or any excess loss account described in Treasury Regulations under Code Section 1502 (or any corresponding or similar provision of state, local or foreign income Tax Law);

            (ii) change in method of accounting for a taxable period ending on or prior to the Closing Date; or

            (iii) installment sale or open transaction disposition made on or prior to the Closing Date.

      (j) None of the Acquired Companies has agreed to make any adjustment pursuant to Section 481 of the Code or pursuant to any other provision of applicable Law which could

EXECUTION VERSION
materially increase Taxes or taxable income, or materially reduce any Tax credits, net operating losses or capital losses of the Acquired Companies in any taxable period ending after the Final Tax Date. None of the Acquired Companies has any application pending with any taxing authority requesting permission for any changes in any accounting method. No taxing authority has proposed, in writing received by the Company, any such adjustment or change in accounting method.

      (k) Neither the Company nor any of its Subsidiaries has had a change in control of stock ownership within the meaning of Code Section 382 prior to the Offer or Merger contemplated by this Agreement, with regard to its net operating loss carryforwards.

      (l) Neither the Company nor any of its Subsidiaries has distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or part by Code Section 355 or Code Section 361.

      (m) Neither the Company nor any of its Subsidiaries are nor have been subject to Tax or conducted business in any country other than the United States, the United Kingdom and the United States Virgin Islands, except some activities are conducted in Canada in connection with United States business, but such Canadian activities are of such a nature as to not require any compliance in any material respects with the Tax Laws of Canada.

      (n) None of the Acquired Companies has been a United States real property holding corporation within the meaning of Code Section 897(c)(2).

      (o) None of the Company's foreign Subsidiaries has been a member of any group that has filed a combined, consolidated or unitary Tax Return, other than such Tax Returns for which the period of assessment has expired (taking into account any extension or waiver thereof).

      (p) None of the Company's foreign Subsidiaries is (i) engaged in a United States trade or business for United States federal income tax purposes; (ii) a "passive foreign investment company" (within the meaning of Section 1297 of the Code) or a shareholder, directly or indirectly, in a passive foreign investment company or (iii) a "foreign investment company" (within the meaning of Section 1246(b) of the Code).

      3.17 Proceedings and Judgments. There is no pending Proceeding, and, to the Company's knowledge, no Person has threatened to commence any Proceeding that involves any of the Acquired Companies or any of the Assets owned or used by any of the Acquired Companies, except, individually or in the aggregate, as have not had and would not reasonably be expected to have a Material Adverse Effect. Neither the Company nor any of its Subsidiaries is subject to any outstanding and unsatisfied Judgment which, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect.

      3.18 Related Party and Affiliate Transactions. Since the date of Company's last proxy statement filed with the SEC, no event has occurred that would be required to be reported by Company pursuant to Item 404 of Regulation S-K promulgated by the SEC.

      3.19 Effect of Agreement; Inapplicability of Anti-takeover Statutes. The Company has all requisite corporate power and authority to enter into and subject to the approval of the

EXECUTION VERSION

Merger, if necessary, by the Company Stockholders, to perform its obligations under this Agreement and the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Company and, assuming due and valid authorization, execution and delivery thereof by Parent and Acquisition Sub, this Agreement is a valid and binding obligation of the Company enforceable against the Company in accordance with its terms. Neither the Company nor any of its Subsidiaries is subject to any "moratorium", "control share acquisition", "business combination", "fair price" or other antitakeover laws and regulations of any jurisdiction (collectively the "TAKEOVER LAWS") that would affect this Agreement or the transactions contemplated hereby.

      3.20 Board Recommendation; Vote Required.

      (a) The Company Board, at a meeting duly called and held prior to the date hereof, at which all directors were present, has unanimously (i) determined that this Agreement and the transactions contemplated hereby, including the Offer and the Merger, are fair to and in the best interests of the Company and the Company Stockholders, (ii) approved and adopted this Agreement and the transactions contemplated hereby, including the Offer and the Merger, in accordance with the requirements of the DGCL, (iii) declared that this Agreement is advisable, (iv) resolved to recommend that the Company Stockholders accept the Offer and tender their shares of Company Common Stock pursuant to the Offer and, to the extent necessary under applicable Law to accomplish the Merger, adopt this Agreement,
(v) resolved to elect, to the extent permitted by Applicable Law, not to be subject to any Takeover Laws and regulations of any jurisdiction that may purport to be applicable to this Agreement or the Tender and Voting Agreement and (vi) irrevocably taken all necessary steps to render Section 203 of the DGCL and any other applicable state takeover Laws inapplicable to the Merger, Parent, Acquisition Sub, the acquisition of shares of Company Common Stock pursuant to the Offer and the transactions contemplated by the Tender and Voting Agreement (collectively, the "COMPANY BOARD RECOMMENDATION").

      (b) The affirmative vote of the holders of a majority of the shares of Company Common Stock outstanding on the record date for the Company Stockholders' Meeting (the "REQUIRED COMPANY STOCKHOLDER VOTE") approving the Merger is the only vote of the holders of any class or series of the Company's capital stock necessary to adopt this Agreement, approve the Merger or consummate any of the other transactions contemplated by this Agreement. However, in the event that Parent or Acquisition Sub shall acquire and maintain at least 90% of the outstanding Company Common Stock pursuant to the Offer, the Top-Up Option or otherwise, no vote of any holders of any class or series of the Company capital stock is necessary to adopt this Agreement or approve the Merger or transactions contemplated by this Agreement, other than, subject to the satisfaction of or, to the extent permitted under this Agreement, waiver of all conditions to the Merger, in accordance with Section 253 of the DGCL.

      3.21 Non-Contravention; Consents. Subject in the case of the Merger to the adoption of this Agreement by the holders of the Company Common Stock (if necessary), neither (a) the execution, delivery or performance of this Agreement nor (b) the consummation by the Company of the Offer, the Merger or any of the other transactions contemplated by this Agreement, will directly or indirectly (with or without notice or lapse of time):

EXECUTION VERSION

            (i) contravene, conflict with or result in a violation of (A) any of the provisions of the articles or certificate of incorporation or formation, bylaws or other charter or organizational documents of any of the Company or its Subsidiaries or (B) any resolution adopted by the stockholders, the board of directors or any committee of the board of directors of any of the Company or its Subsidiaries;

            (ii) assuming the Necessary Consents are obtained, contravene, conflict with or result in a violation of, or give any Governmental Body or other Person the right to challenge the Offer, the Merger or any of the other transactions contemplated by this Agreement or to exercise any remedy or obtain any relief under, any Law or any order, writ, injunction, judgment or decree to which any of the Company or its Subsidiaries, or any of the assets owned or used by any of the Company or its Subsidiaries;

            (iii) contravene, conflict with or result in a violation of any of the material terms or requirements of, or as would give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate or modify, any material Governmental Authorization that is held by any of the Acquired Companies or that otherwise relates to the business of any of the Acquired Companies or to any of the assets owned or used by any of the Acquired Companies, in each case except where any of the foregoing would not have a Material Adverse Effect;

            (iv) contravene, conflict with or result in a violation or breach of, or result in a default under, any provision of any Specified Contract to which any of the Company or its Subsidiaries is a party or is bound, or give any Person the right to (A) declare a default (or give rise to any right of termination, amendment, cancellation or acceleration) or exercise any remedy under any such Specified Contract; (B) accelerate the maturity or performance of any such Specified Contract or (C) cancel, terminate or modify any term of such Specified Contract, in each case in this clause, other than any such matter or matters that individually or in the aggregate would not reasonably be expected to have a Material Adverse Effect;

            (v) result in the imposition or creation of any Encumbrance upon or with respect to any Asset owned or used by any of the Company or its Subsidiaries; or

            (vi) except for (A) the filing of notification under the HSR Act or any other applicable antitrust Laws, and the termination of the waiting period under the HSR Act or any other applicable antitrust Laws; (B) the filing with the SEC of the Proxy Statement, if necessary, the Offer Documents, and the Schedule 14D-9; (C) the filing of the Certificate of Merger under the DGCL or (D) any consents authorizations, approvals, filings, or exceptions in connection with compliance with the rules of the NYSE or the NASD (the "NECESSARY CONSENTS"), none of the Company or its Subsidiaries was, is or will be required to make any filing with or give any notice to, or to obtain any Consent from, any Governmental Body in connection with (I) the execution, delivery or performance of this Agreement by the Company or (II) the consummation by the Company of the Offer, the Merger or any of the other transactions contemplated by this Agreement.

EXECUTION VERSION

      3.22 Fairness Opinion. The Company Board has received the written opinion of William Blair, dated December 16, 2004, to the effect that as of such date and subject to the assumptions, qualifications and limitations of such opinion, that the Per Share Amount is fair to the stockholders of the Company from a financial point of view (the "FAIRNESS OPINION"), and such opinion has not been withdrawn or revoked or otherwise modified in any material respect. The Company has furnished a true, correct and complete copy of the Fairness Opinion to Parent. The Company has obtained all necessary consents to permit the inclusion of the Fairness Opinion in the Offer Documents, the Schedule 14D-9 and the Proxy Statement.

      3.23 Financial Advisory and Other Fees. Except for William Blair, no broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the Offer, the Merger or any of the other transactions contemplated by this Agreement based upon arrangements made by or on behalf of any of the Acquired Companies. The Company has furnished to Parent true, correct and complete copies of all agreements under which all fees, commissions and other amounts have been paid or may become payable and all indemnification and other agreements related to the engagement of William Blair.

      3.24 Disclosure. Subject to Parent's and Acquisition Sub's fulfillment of their respective obligations with respect thereto, the Schedule 14D-9 and the Proxy Statement will contain (and will be amended in a timely manner so as to contain) all information which is required to be included therein in accordance with the Exchange Act and the rules and regulations thereunder and any other applicable Law and will conform in all material respects with the requirements of the Exchange Act and any other applicable Law, and neither the Schedule 14D-9 nor the Proxy Statement will, at the respective times they are filed with the SEC or published, sent or given to Company Stockholders, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading; provided, however, that no representation or warranty is hereby made by the Company with respect to any information supplied by Parent or Acquisition Sub in writing for inclusion in, or with respect to Parent or Acquisition Sub information derived from Parent's public SEC filings which is included or incorporated by reference in, the Schedule 14D-9 or the Proxy Statement. None of the information supplied or to be supplied in writing by Company for inclusion or incorporation by reference in, or which may be deemed to be incorporated by reference in, any of the Offer Documents will, at the respective times the Offer Documents are filed with the SEC or published, sent or given to Company Stockholders, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading. If at any time prior to the Effective Time the Company becomes aware of any event with respect to the Company, or with respect to any information supplied by the Company for inclusion in any of the Offer Documents, shall occur which is required to be described in an amendment of, or a supplement to, any of the Offer Documents, the Company shall so describe the event to Parent.

      3.25 Subcontractors. Section 3.25 to the Company Disclosure Letter sets forth a list of all currently active subcontractors of the Acquired Companies to which the Acquired Companies have been paid an amount equal to or exceeding $100,000 for the 12 months ended October 31, 2004 or expect to be billed such amount during any 12 month period ending on or before September 30, 2005 (the "MATERIAL SUBCONTRACTORS"). To the Company's knowledge, all

EXECUTION VERSION

Material Subcontractors are performing on time and in accordance with budgets. None of the Material Subcontractors have made in writing or, to the Company's knowledge, threatened any claims or demands against the Company or any of its Subsidiaries for cancellation, termination or modification (other than change orders in the ordinary course of business consistent with past practices) of the subcontracts or for other remedies or relief. None of the Material Subcontractors have refused to perform and all, to the Company's knowledge, are either at or under projected budgets.

      3.26 Business Relationships. Section 3.26 to the Company Disclosure Letter sets forth a list of the 10 largest suppliers (the "MATERIAL SUPPLIERS") of the Company (by amount paid) for the 12 months ended October 31, 2004. Section 3.26 to the Company Disclosure Letter sets forth each client or customer of the Acquired Companies to which the Acquired Companies have recognized revenue for services for the 12 months ended September 30, 2004 an amount equal to or exceeding $250,000 or expects to recognize revenue in such amount during the 12 month period ending on September 30, 2005 (the "MATERIAL CLIENTS"). Since December 31, 2003, to the Company's knowledge, no Material Client has indicated that it will stop or materially decrease purchasing services, materials or products from any such Acquired Company, and no Material Supplier has indicated that it will stop or materially decrease the supply of materials, products or services to such Acquired Company other than at the stated expiration of their respective engagement agreement, or, in each case, is otherwise involved in, or is threatening, a material dispute with any of the Acquired Companies. Section
3.26 to the Company Disclosure Letter describes each termination or nonrenewal that has occurred since September 30, 2003 with respect to any Contract with any Material Supplier or Material Client. There are no prepayments, advance payments, advances or deposits under any of the above-referenced supplier or customer Contracts. Since January 1, 2003, the Acquired Companies have collected accounts receivable only in accordance with its regular collection practices and has not granted any rebates, discounts, advances or allowances to any customers outside the ordinary course of business consistent with past practices and has not otherwise sold, discounted or disposed of any accounts receivable.

      3.27 Proposals and Pipeline. Section 3.27 to the Company Disclosure Letter sets forth a list of all written proposals, bids, responses to requests for proposals and other offers to enter into new Contracts or modifications of existing Contracts and customer change orders that the Acquired Companies have submitted in the 12 months ended September 30, 2004 (collectively, the "PROPOSALS") other than proposals involving amounts less than $250,000. All Proposals have been submitted or received in the ordinary course of business, and to the Company's knowledge, none of the Proposals are priced at a loss to any Acquired Company.

      3.28 Insurance. The Company has made available to Parent a true and complete list of all insurance policies, and formal self-insurance programs, other forms of insurance and all fidelity bonds held by or applicable to the Company and/or its assets and operations. To the Company's knowledge, the Company maintains insurance in coverages and amounts that are customary in the industry and adequate for the Company's business. The Company is not in material default with respect to any provision in any current insurance policy maintained by the Company and all such policies are in full force and effect. The Company has not received any notice of cancellation or non-renewal of any such insurance policy. The Company has not failed

EXECUTION VERSION
to give any material notice or present any claim for more than $10,000 under any of the policies in due and timely fashion.

Section 4. REPRESENTATIONS AND WARRANTIES OF PARENT AND ACQUISITION SUB

      Parent and Acquisition Sub represent and warrant to the Company as follows, except as set forth on the Parent Disclosure Schedule attached hereto:

      4.1 Due Organization. Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Acquisition Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.

      4.2 Authority; Binding Nature of Agreement. Parent and Acquisition Sub have the corporate right, power and authority to perform their obligations under this Agreement; and the execution, delivery and performance by Parent and Acquisition Sub of this Agreement have been duly authorized by all necessary action on the part of Parent and Acquisition Sub and their respective boards of directors. This Agreement constitutes the legal, valid and binding obligation of Parent and Acquisition Sub, enforceable against them in accordance with its terms. No vote of the holders of Parent's securities is required to adopt this Agreement, approve the Merger or permit the consummation of any of the other transactions contemplated by this Agreement.

      4.3 Non-Contravention; Consents. Neither the execution and delivery of this Agreement by Parent and Acquisition Sub nor the consummation by Parent and Acquisition Sub of the Offer or the Merger will (a) conflict with or result in any breach of any provision of the certificate of incorporation or bylaws of Parent or Acquisition Sub; (b) result in a default by Parent or Acquisition Sub under any Contract to which Parent or Acquisition Sub is a party, except for any default that has not had and will not have a material adverse effect on the ability of Parent and Acquisition Sub to consummate the Offer or the Merger or
(c) result in a violation by Parent or Acquisition Sub of any order, writ, injunction, judgment or decree to which Parent or Acquisition Sub is subject, except for any violation that has not had and will not have a material adverse effect on the ability of Parent and Acquisition Sub to consummate the Offer or the Merger. Except as may be required by the Securities Act, the Exchange Act, state securities or "blue sky" laws, the DGCL, any antitrust Law or regulation (including the HSR Act) and the rules of the NYSE, Parent is not and will not be required to make any filing with or give any notice to, or to obtain any Consent from, any Person in connection with the execution, delivery or performance of this Agreement or the consummation of the Offer or the Merger.

      4.4 Disclosure. None of the information supplied or to be supplied in writing by or on behalf of Parent and Acquisition Sub for inclusion in the Offer Documents will, at the time the Offer Documents are mailed to the stockholders of the Company or at any time between the time the Offer Documents are mailed to the stockholders of the Company and the acceptance of shares of Company Common Stock pursuant to the Offer, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. None of the information supplied or to be supplied in writing by or on behalf of

EXECUTION VERSION

Parent and Acquisition Sub for inclusion in the Proxy Statement will, at the time the Proxy Statement is mailed to the stockholders of the Company or at the time of the Company Stockholders' Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading.

      4.5 Funds. Acquisition Sub has (or Parent has and will cause Acquisition Sub to have) sufficient liquid cash funds available to permit Acquisition Sub to satisfy the obligation to pay for shares of Company Common Stock in the Offer and to pay the Merger Consideration in the Merger, together with all of Parent's fees and expenses incurred in connection with the transactions contemplated hereunder.

      4.6 Litigation. As of the date hereof, there is no suit, claim, action, proceeding or investigation pending or, to Parent's knowledge, threatened against Parent or any of its Subsidiaries, at law or in equity, that, individually or in the aggregate, would adversely affect Parent's performance under this Agreement or the consummation of the transactions contemplated hereby. Neither Parent nor any of its Subsidiaries is subject to any outstanding order, writ, injunction or decree that, individually or in the aggregate, would adversely affect Parent's performance under this Agreement or the consummation of the transactions contemplated hereby.

      4.7 Brokers. No broker, finder, financial adviser or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by, or on behalf of, Parent or any of its Subsidiaries.

Section 5. CERTAIN COVENANTS OF THE COMPANY

      5.1 Access and Investigation.

      (a) The Company shall, and shall cause the respective Representatives of the Acquired Companies to: (i) provide Parent and Parent's Representatives with reasonable access to the Acquired Companies' Representatives, personnel and Assets and to all existing books, records, Tax Returns, work papers and other documents and information relating to the Acquired Companies; (ii) provide Parent and Parent's Representatives with such copies of the existing books, records, Tax Returns, work papers and other documents and information relating to the Acquired Companies, and with such additional financial, operating and other data and information regarding the Acquired Companies and their financial condition, as Parent may reasonably request; (iii) provide to Parent all information concerning the Acquired Companies' business that Parent reasonably requests and (iv) permit Parent and its Representatives to contact customers, suppliers and employees of the businesses of the Acquired Companies. With respect to clause (iv), Parent and the Company shall adopt a protocol reasonably acceptable to both parties pursuant to which Parent and its Representatives will operate in contacting the Acquired Companies' customers, suppliers and employees. Without limiting the generality of the foregoing, the Company shall furnish promptly to Parent a copy of each report, schedule, registration statement and other document to be filed by the Company with the SEC, and allow Parent and its counsel reasonable opportunity to review and comment on such report, schedule,

EXECUTION VERSION
registration statement or other document (including any exhibit or amendment thereto) prior to the filing thereof with the SEC. No investigation heretofore conducted or conducted pursuant to this Section 5.1(a) shall affect any representation or warranty made by the parties hereunder.

      (b) In addition, the Company shall give prompt written notice to Parent, and Parent shall give prompt written notice to the Company, if it becomes aware of (i) any representation or warranty made by it contained in this Agreement becoming untrue or inaccurate in any material respect; (ii) the failure by it to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement; (iii) the occurrence of an event or circumstance that could be reasonably expected to make the timely satisfaction of any of the conditions set forth in Annex I or Section 7 impossible or unlikely or that has had or would reasonably be expected to have a Material Adverse Effect or (iv) the commencement of any litigation or Proceeding against or affecting this Agreement, the Offer or the Merger or which if adversely determined could have a Material Adverse Effect; provided, however, that the delivery of notice pursuant to this Section 5.1(b) shall not affect the remedies available hereunder to the party receiving such notice or the representations or warranties of the parties or the conditions to the obligations of the parties.

      5.2 Operation of the Company's Business.

      (a) The Company shall: (i) cause each of the Acquired Companies to conduct its businesses and operations (A) in the ordinary course consistent with past practices and (B) in compliance in all material respects with all applicable Law and the requirements of all Specified Contracts; (ii) use all commercially reasonable efforts to ensure that each of the Acquired Companies preserves intact its current business organization, keeps available the services of its current officers and employees and maintains its existing material relations and goodwill with all suppliers, customers, landlords, creditors, licensors, licensees, employees and other Persons having business relationships with any of the Acquired Companies; (iii) keep in full force all insurance policies or comparable replacement or renewal policies; (iv) promptly notify Parent of any notice or other communication from any Person alleging that the Consent of such Person is or may be required in connection with any of the transactions contemplated by this Agreement, including, without limitation, in order to avoid having any material Contract terminated or amended, altered or modified to decrease any of the Acquired Company's rights, profits or any other benefits under such Contracts or increase any of the Acquired Company's liabilities or obligations under such Contracts, or grant any other Person any additional rights, profits or any other benefits under such Contracts or decrease any other Person's liabilities or obligations under such Contracts, as a result of the consummations of the transactions contemplated by the Agreement; (v) use its commercially reasonable best efforts to obtain any written Consent that is or may be required in connection with any of the transactions contemplated by this Agreement, including, without limitation, in order to avoid having any material Contract terminated or amended, altered or modified to decrease any of the Acquired Company's rights, profits or any other benefits under such Contracts or increase any of the Acquired Company's liabilities or obligations under such Contracts, or grant any other Person any additional rights, profits or any other benefits under such Contracts or decrease any other Person's liabilities or obligations under such Contracts, as a result of the consummations of the transactions contemplated by the Agreement and (vi) file on a timely basis all material notices, reports, returns and other filings required to be reported to or filed with any Governmental Body, as well as applications and other

EXECUTION VERSION

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

documents necessary to maintain, renew or extend any Governmental Authorization for the continued operation of any of the Acquired Companies' business.

      (b) The Company shall not (without the prior written consent of Parent, such consent not to be unreasonably withheld, conditioned or delayed), and shall not permit any of the other Acquired Companies to, except as set forth in
Section 5.2(b) to the Company Disclosure Letter:

            (i) (A) declare, accrue, set aside or pay any dividend on, or make any other distribution (whether in cash, securities or other property) in respect of, any of its outstanding capital stock (other than, with respect to a Subsidiary of the Company, to its corporate parent), (B) split, combine or reclassify any of its outstanding capital stock or other equity interests or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its outstanding capital stock or other equity interests, or (C) purchase, redeem or otherwise acquire any shares of outstanding capital stock or any rights, warrants or options to acquire any such shares (other than the valid exercise of Company Options outstanding as of the date of this Agreement);

            (ii) sell, issue, grant, Encumber or authorize or propose the sale, issuance, grant, or Encumbrance of (A) any capital stock or other security, (B) any option, call, warrant or right to acquire any capital stock or other security, or (C) any instrument convertible into or exchangeable for any capital stock or other security except that the Company may issue shares of Company Common Stock upon the valid exercise of (x) Company Options outstanding as of October 25, 2004 or (y) the Top-Up Options;

            (iii) except as expressly contemplated elsewhere in this Agreement, amend or waive any of its rights under any provision of any of the Company's Stock Option Plans, any provision of any agreement evidencing any outstanding stock option or any restricted stock purchase agreement, or otherwise modify any of the terms of any outstanding option, warrant or other security or any related Contract, in each case with respect to the securities of the Company or the Acquired Companies;

            (iv) amend or permit the adoption of any amendment to the Company Certificate or the Company Bylaws or other charter or organizational documents, except to the extent required to comply with its obligations under this Agreement, or effect or become a party to any merger, consolidation, share exchange, business combination, amalgamation, recapitalization, reclassification of shares, stock split, reverse stock split, division or subdivision of shares, consolidation of shares or similar transaction;

            (v) form any Subsidiary or directly or indirectly acquire any equity or other interest in, or make any other investment in or capital contribution to, any other Person;

            (vi) incur or commit to any capital expenditures in excess of $500,000 individually, or in the aggregate, and in no event incur or commit any such expenditures other than in a manner generally consistent with the Company's existing capital expenditure plan;

EXECUTION VERSION

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

            (vii) enter into or become bound by, or permit any of the material Assets owned or used by it to become bound by, any Contract, or amend or terminate, or waive or exercise any material right or remedy under, any material Contract, in each case other than in the ordinary course of business and consistent with past practices;

            (viii) modify, amend or terminate, or waive, release or assign any material rights or claims with respect to any Specified Contract or any confidentiality agreement to which any Acquired Company is a party;

            (ix) acquire, lease or license any right or other material asset from any other Person or sell or otherwise dispose of, or lease or license, any material right or other material Asset, including without limitation, any Intellectual Property of the Acquired Companies to any other Person, except in each case for Assets acquired, leased, licensed or disposed of by the Company in the ordinary course of business and consistent with past practices;

            (x) lend or advance money to any Person, make any capital contribution to or investments in any Person, or incur or guarantee any Obligation, including without limitation, any additional borrowings under any existing lines of credit (except that the Company may , in the ordinary course of business and consistent with past practices, make line of credit borrowings under its existing credit facility and advancement of expenses);

            (xi) except as set forth in Section 5.2(b)(xi) to the Company Disclosure Letter, and other than with respect to any applicable payroll Taxes, pay to any Person any bonuses, commissions, compensation, success fees or any other payments as a result of the consummation of the transactions contemplated herein or otherwise;

            (xii) except as required to comply with applicable Law and under existing agreements disclosed to Parent, or to satisfy the requirements of
      Section 409A of the Code, establish, adopt or amend any Benefit Plan, pay, commit to pay or accelerate the payment of any bonus or make, commit to make or accelerate any profit-sharing or similar payment to, or increase or commit to increase the amount of the wages, salary, commissions, fringe benefits, severance, insurance or other compensation or remuneration payable to, any of its directors, officers, employees or consultants, or enter into any new (or amend any existing) employment, severance or termination Contract with any current, prospective or former director, officer or employee, except that the Company may (A) make routine, reasonable salary increases in connection with the Company's customary employee review process, in the ordinary course of business and consistent with past practices, (B) make bonus payments, in the ordinary course of business consistent with past practices, to employees under the terms of existing agreements and plans disclosed to Parent and (C) enter into its standard employment/non-compete/confidentiality agreement with any employee hired pursuant to Section 5.2(b) (xiii) in the ordinary course of business consistent with past practices and which would not have been required to be disclosed in the Disclosure Letter pursuant to clause (ii) or (iii) of the second sentence of Section 3.14(b);

EXECUTION VERSION

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

            (xiii) hire any new employee with an annual base salary in excess of $100,000; other than employees hired solely (A) to replace employees who are no longer with the Acquired Companies, (B) to fill vacancies created by employee promotions; provided that in each case of (A) and (B) the compensation of such new employees is at a level no higher than the lesser of (x) the compensation level of the former (or promoted) employee that such new employee is replacing and (y) $200,000 per year, or (C) new employees to support new business growth, provided that the compensation of such new employee does not exceed $200,000;

            (xiv) make any change in any method of accounting or accounting practice or policy (including any method, practice or policy relating to Taxes), except as required by any changes in GAAP or as otherwise required by Law;

            (xv) write up, write down or write off the book value of any assets, individually or in the aggregate, in excess of $500,000, except for depreciation and amortization in accordance with GAAP consistently applied or as required by applicable Law

            (xvi) make, revoke or amend any Tax election, settle or compromise any claim or assessment with respect to Taxes, execute or consent to any waivers extending the statutory period of limitations with respect to the collection or assessment of any Taxes or amend any material Tax Returns;

            (xvii) (A) commence any Proceeding, or (B) pay, discharge, satisfy any claims, liabilities or Obligations or settle any Proceeding other than the payment, discharge or satisfaction of claims, liabilities or Obligation that individually or in the aggregate less than $100,000 or (C) or settle any Proceeding seeking an injunction or any other equitable relief;

            (xviii) adopt or enter into a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other material reorganization or any agreement relating to an Acquisition Proposal;

            (xix) plan, announce, implement or effect any reduction in force, lay-off, early retirement program, severance program or other program or effort concerning the termination of employment of employees of the Company or its Subsidiaries generally;

            (xx) take any action to exempt or make not subject to (A) the provisions of Section 203 of the DGCL or (B) any other state takeover Law or state Law that purports to limit or restrict business combinations or the ability to acquire or vote shares, any individual or entity (other than Parent, its Affiliates or the Company's Subsidiaries), or any action taken thereby, which individual, entity or action would have otherwise been subject to the restrictive provisions thereof and not exempt therefrom;

            (xxi) take any action or omit to take any action that could be reasonably expected to result in (A) any of the conditions to the Offer set forth in Annex I not being satisfied, (B) any representation or warranty of the Company set forth in Section 4 becoming not true or not accurate in any material respect, or (C) the prevention or

EXECUTION VERSION
      material delay or impediment to the consummation of the Offer, the Merger or the transactions contemplated by this Agreement;

            (xxii) permit or cause any Subsidiary of the Company to do any of the foregoing; or

            (xxiii) agree or commit, whether or not in writing, to take any of the actions described in clauses "(i)" through "(xxii)" of this Section 5.2(b).

      5.3 No Solicitation.

      (a) From and after the date hereof until the earlier of the Closing Date or the termination of this Agreement pursuant to Section 8, the Company shall not, nor shall it permit any of its Subsidiaries to, authorize any Affiliate, officer, director, manager or employee of, or any investment banker, attorney or other advisor or representative (collectively, "REPRESENTATIVES") of the Company or any of its Subsidiaries to (i) solicit, initiate, facilitate or encourage or otherwise disclose nonpublic information in furtherance of, any inquiries relating to, or the submission of, any Acquisition Proposal; (ii) participate in or conduct any discussions or negotiations regarding any Acquisition Proposal, or furnish to any Person any information or data with respect to or provide access to the properties of the Company or any of its Subsidiaries, or take any other action to facilitate the making of any proposal that constitutes, or may reasonably be expected to lead to, any Acquisition Proposal; (iii) approve or recommend or propose publicly to approve or recommend any Acquisition Proposal or (iv) approve or recommend or propose to approve or recommend or execute or enter into any letter of intent, agreement in principle, merger agreement, acquisition agreement, option agreement or other similar Contract or propose publicly or agree to do any of the foregoing related to any Acquisition Proposal; provided that (subject to Section 5.3(b)) nothing contained in this
Section 5.3 or any other provision of this Agreement shall prohibit the Company or the Company Board from taking and disclosing to the Company Stockholders a position with respect to a tender or exchange offer by a third party pursuant to Rules 14d-9 and 14e-2 promulgated under the Exchange Act. Notwithstanding the foregoing, prior to the time of acceptance and deposit of funds for payment in accordance with Section 1.1(b) for shares of Company Common Stock for payment pursuant to the Offer, the Company may furnish information concerning its businesses or its Subsidiaries, properties or assets to any Person or "group" (as defined in the Exchange Act and the rules promulgated thereunder) and may negotiate and participate in discussions and negotiations with any Person or group concerning an Acquisition Proposal (as defined below), if:

            (i) such Person or group shall have entered into a confidentiality agreement, the confidentiality provisions of which shall not be materially more favorable to such Person or group than those provided for in the Confidentiality Agreement (provided that such confidentiality agreement must permit the Company to disclose to Parent all of the information required to be disclosed by the Company to Parent by this Section 5.3);

            (ii) such Person or group has submitted a written Acquisition Proposal that has been determined or is reasonably likely to be determined to be a Superior Proposal;

EXECUTION VERSION

            (iii) in the good faith opinion of the Company Board, determined after consulting with independent legal counsel to the Company, that doing so is necessary for the directors to comply with their fiduciary duties to the Company Stockholders under applicable Law; and

            (iv) the Company has notified Parent in writing of its intention to engage in such discussions or negotiations or to provide such confidential information not less than three Business Days prior to so doing.

      The Company will promptly notify Parent in writing of the existence of any proposal, discussion, negotiation or inquiry received by the Company regarding any Acquisition Proposal. The Company will promptly provide to Parent any non-public information concerning the Company provided to any other Person in connection with any Acquisition Proposal that was not previously provided to Parent. The Company will keep Parent informed on a prompt basis of the status of any such Acquisition Proposal and of the status of any discussions or negotiations relating to any Acquisition Proposal.

      (b) Except as set forth in this Section 5.3(b), the Company Board (i) shall recommend that the Company Stockholders accept the Offer and tender their shares of Company Common Stock pursuant to the Offer and, to the extent necessary under applicable Law to accomplish the Merger, adopt this Agreement;
(ii) shall not withdraw, modify, or qualify or propose to withdraw or modify, in a manner adverse to Parent or Acquisition Sub, the Company Board Recommendation;
(iii) shall not approve or recommend, or propose to approve or recommend, any Acquisition Proposal or (iv) shall not enter into any agreement with respect to any Acquisition Proposal (other than a confidentiality agreement that is entered into in accordance with Section 5.3(a)). Notwithstanding the foregoing, subject to compliance with the provisions of this Section 5.3, prior to the time of acceptance and deposit of funds for payment in accordance with Section 1.1(b) for shares of Company Common Stock pursuant to the Offer, the Company Board, after consulting with outside legal counsel, may withdraw, modify or qualify the Company Board Recommendation, approve or recommend, or propose to approve or recommend, a Superior Proposal, and/or enter into an agreement with respect to a Superior Proposal, if the Company Board determines in good faith that doing so is necessary for the directors to comply with their fiduciary duties to the Company Stockholders under applicable Law; provided that in each case (A) the Company has given Parent written notice at least three Business Days in advance of effecting such action that the Company Board has received a Superior Proposal that it intends to accept, which specifies all of the terms and conditions of such Superior Proposal (other than immaterial terms), and furnishes Parent with a copy of all the relevant proposed transaction agreements, if such exist, with the Person making such Superior Proposal and identifies such Person or Persons making such Superior Proposal and (B) during the period of not less than three Business Days following the delivery of the notice referred to in clause (A) above and prior to effecting such action, the Company has negotiated, and has used all commercially reasonable efforts to cause its financial and legal advisors to negotiate, with Parent in good faith (to the extent that Parent desires to negotiate) to make adjustments in the terms and conditions of this Agreement so that the Acquisition Proposal shall cease to constitute a Superior Proposal.

EXECUTION VERSION

      (c) Nothing in this Section 5.3, and no action taken by the Company Board pursuant to this Section 5.3, will permit the Company to enter into any agreement providing for any transaction contemplated by an Acquisition Proposal (other than a confidentiality agreement to the extent permitted under Section
5.3 hereof unless the Company or Parent has first terminated this Agreement pursuant to Section 8).

      (d) For purposes of this Agreement, "ACQUISITION PROPOSAL" means any bona fide offer, proposal or other indication of interest regarding any of the following (other than the transactions provided for in this Agreement involving the Company): (i) any merger, consolidation, share exchange, recapitalization, reorganization, business combination, liquidation, dissolution or other similar transaction involving the Company or any of its Subsidiaries; (ii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition of 15% or more of the Assets of the Company (including the stock of its Subsidiaries) and its Subsidiaries, taken as a whole, in a single transaction or series of related transactions; (iii) any purchase or sale of or tender offer or exchange offer for, which, if consummated, would result in any Person (or the equity holders of such Person) beneficially owning securities representing 15% or more of the outstanding shares of capital stock of the Company or its Subsidiaries, or the filing of a registration statement under the Securities Act in connection therewith or (iv) any public announcement of a proposal, plan or intention to do any of the foregoing or any agreement to engage in any of the foregoing except "Acquisition Proposal does not include any offer or proposal by Parent or its Affiliates. For purposes of this Agreement, "SUPERIOR PROPOSAL" shall mean a written Acquisition Proposal with respect to the Company which the Company Board concludes in good faith, after consultation with its financial advisors and legal advisors, taking into account all legal, financial, regulatory and other aspects of the proposal and the person making the proposal (including any break-up fees, expense reimbursement provisions and conditions to consummation), as well as after giving effect to all of the adjustments, if any, which are in fact offered by Parent pursuant to Section 5.3(b) (i) is more favorable to the Company Stockholders, from a financial point of view, than the transactions contemplated by this Agreement and (ii) to the extent cash consideration, if any, is contemplated, is fully financed or reasonably capable of being fully financed and otherwise reasonably capable of being completed on the terms proposed; provided that, for purposes of this definition of "Superior Proposal," the term Acquisition Proposal shall have the meaning assigned to such term in this Section 5.3(d), except that the reference to "15% or more" in the definition of "Acquisition Proposal" shall be deemed to be a reference to "a majority" and "Acquisition Proposal" shall only be deemed to refer to a transaction involving a majority of the equity securities of the Company or all or substantially all of the consolidated assets of the Company and its Subsidiaries; provided that no Acquisition Proposal shall constitute a Superior Proposal if it resulted from a breach or was negotiated by the Company in violation of this Section 5.3 or if the Company failed to (A) give Parent written notice as provided in clause (A) of the last sentence of Section 5.3(b),
(B) negotiate, or use its commercially reasonable efforts to cause its financial and legal advisors to negotiate, with Parent in good faith (as required by Section 5.3(b) and to the extent Parent desired to negotiate) to make adjustments in the terms and conditions of this Agreement so that such Acquisition Proposal ceases to constitute a Superior Proposal or (C) in all material respects, keep Parent informed on a prompt basis of the status of any such Acquisition Proposal and of the status of any discussions or negotiations relating to any Acquisition Proposal.

EXECUTION VERSION

Section 6. ADDITIONAL COVENANTS OF THE PARTIES

      6.1 Stockholder Approval; Proxy Statement.

      (a) If the adoption of this Agreement by the Company Stockholders is required by applicable Law, the Company shall, as promptly as practicable following the date the Acquisition Sub shall accept for payment all shares of Company Common Stock in the Offer, take all action necessary under all applicable Law to call, give notice of and hold a meeting of the holders of Company Common Stock to vote on the adoption of this Agreement (the "COMPANY STOCKHOLDERS' MEETING"). The Company shall ensure that all proxies solicited in connection with the Company Stockholders' Meeting are solicited in compliance with all applicable Law.

      (b) If the adoption of this Agreement by the Company Stockholders is required by Law, the Company shall, as soon as practicable following the date the Acquisition Sub shall accept for payment all shares of Company Common Stock in the Offer, prepare and file with the SEC the Proxy Statement and shall use all commercially reasonable efforts to respond to any comments of the SEC or its staff and to cause the Proxy Statement to be mailed to the Company Stockholders, as promptly as practicable. The Company shall notify Parent promptly of the receipt of any comments from the SEC or its staff and of any request by the SEC or its staff for amendments or supplements to the Proxy Statement or for additional information and will supply Parent with copies of all correspondence between the Company or any of its Representatives, on the one hand, and the SEC or its staff, on the other hand, with respect to the Proxy Statement. The Company shall give Parent an opportunity to comment on any correspondence with the SEC or its staff or any proposed material to be included in the Proxy Statement prior to transmission to the SEC or its staff and shall not transmit any such material to which Parent reasonably objects. If at any time prior to the Company Stockholders' Meeting there shall occur any event that should be set forth in an amendment or supplement to the Proxy Statement, the Company shall promptly prepare such an amendment or supplement and after obtaining the consent of Parent to such amendment or supplement, shall promptly transmit such amendment or supplement to the Company Stockholders.

      (c) Notwithstanding anything to the contrary contained in this Agreement, if Acquisition Sub shall own by virtue of the Offer or otherwise at least 90% of the outstanding shares of Company Common Stock, the parties shall take all necessary and appropriate action to cause the merger of Acquisition Sub and the Company to become effective as soon as practicable after the expiration date of the Offer (as such expiration date may have been extended in accordance with the terms of this Agreement) without a stockholders' meeting in accordance with
Section 253 of the DGCL.

      (d) Parent agrees to cause all shares of Company Common Stock, if any, owned by Parent or any Subsidiary of Parent to be voted in favor of the adoption of the Merger at the Company Stockholders' Meeting.

      6.2 Regulatory Approvals. Each party shall use all commercially reasonable efforts to file, as soon as practicable after the date of this Agreement, all notices, reports and other documents required to be filed by such party with any Governmental Body with respect to the

EXECUTION VERSION

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

Offer, the Merger and the other transactions contemplated by this Agreement, and to submit promptly any additional information requested by any such Governmental Body. Without limiting the generality of the foregoing, the Company and Parent shall, promptly after the date of this Agreement, prepare and file any notifications required under any applicable antitrust Laws in connection with the Offer, the Merger or the other transactions contemplated by this Agreement. Expenses incurred in connection with any filings under the HSR Act and/or any other antitrust Laws shall be shared equally by Parent and the Company. The Company and Parent shall respond as promptly as practicable to any inquiries or requests received from any antitrust authority or other Governmental Body in connection with antitrust or related matters; provided, however, that no party shall be under any obligation to divest of any assets or hold separate any assets or take any other similar measures in connection with any demand therefor by any Governmental Body as a pre-condition to the approval of the transactions contemplated by this Agreement by any such Governmental Body. Each of the Company and Parent shall (a) give the other party prompt notice of the commencement or threat of commencement of any Proceeding by or before any Governmental Body with respect to the Offer, the Merger or any of the other transactions contemplated by this Agreement; (b) keep the other party informed as to the status of any such Proceeding or threat and (c) promptly inform the other party of any communication to or from any Governmental Body regarding the Offer, the Merger or any of the other transactions contemplated by this Agreement. Except as may be prohibited by any Governmental Body or by any Law,
(x) each party will consult and cooperate with the other, and will consider in good faith the views of the other, in connection with any analysis, appearance, presentation, memorandum, brief, Proceeding under or relating to any foreign, federal or state antitrust or fair trade Law, and (y) in connection with any such Proceeding, each party will permit authorized Representatives of the other to be present at each meeting or conference relating to any such Proceeding and to have access to and be consulted in connection with any document, opinion or proposal made or submitted to any Governmental Body in connection with any such Proceeding.

      6.3 Stock Options.

      (a) Prior to the Effective Time, the Company shall neither accelerate the vesting of any Company Option nor allow the vesting of any Company Stock Options to be accelerated. As of the Effective Time, the Company will accelerate the vesting of all unvested ITM Options. Additionally, as of the Effective Time, the Company shall cancel, or cause to be cancelled, all of the Company Stock Options, whether they are ITM Options or not. The cancelled ITM Options are to be paid in accordance with Section 6.3(d). No holder of a Company Stock Option, other than the ITM Optionholders, shall be entitled to receive any payment or any other form of consideration upon cancellation of the Company Stock Options. Except as may be otherwise agreed to by Parent and the Company in writing prior to the Effective Time, all stock option plans, programs and arrangements established by any of the Acquired Companies shall terminate as of the Effective Time and the provisions in any other plan, program or arrangement providing for the issuance or grant of any other interest in respect of the capital stock of any of the Acquired Companies shall be deleted, terminated and of no further force or effect as of the Effective Time.

      (b) The Company Board, or the applicable committee thereof, has determined, in good faith, that the Cash Amount, which is the amount a holder of a Company Option will be

EXECUTION VERSION
entitled to receive upon the cancellation of the Company Stock Options pursuant to this Section 6.3, represents an amount equal to the value or appreciated value (if any) of such Company Stock Option as of the Effective Time. Prior to the Effective Time, at the request of Parent, the Company shall take all action (including amending any and all of the Company's existing stock option plans and programs and any and all stock option agreements) that Parent determines may be necessary (under the plans pursuant to which Company Stock Options are outstanding and otherwise) to effectuate the provisions of this Section 6.3 and to ensure that, from and after the Effective Time, holders of Company Stock Options have no rights with respect thereto other than those specifically provided in this Section 6.3.

      (c) As of the Effective Time, the Company shall cancel the warrants (the "COMPANY WARRANTS") issued pursuant to that certain Securities Purchase Agreement, dated as of June 9, 2003.

      (d) From and after the Effective Time, and conditioned as provided below, each ITM Optionholder will be entitled to receive from the Company the Cash Amount, in full and final settlement of the cancellation of the ITM Option. The Company's obligation to pay the Cash Amount to each ITM Optionholder is subject to (i) verification that the purported ownership and terms of the applicable ITM Option is in accordance with the Company's records and (ii) delivery by the ITM Optionholder to the Company of a duly executed written instrument (the "OPTIONHOLDER'S LETTER") in a form acceptable to Parent setting forth: (A) for each ITM Option, the aggregate number of shares of Company Common Stock covered thereby, the issue date and the exercise price, (B) a representation by the ITM Optionholder that he or she is the owner of all ITM Options described in the Optionholder's Letter and that as of immediately prior to the Effective Time none of the ITM Options had expired or otherwise ceased to be exercisable, (C) a confirmation by the ITM Optionholder that upon payment of the Cash Amount that all obligations of the Company to him or her with respect to the ITM Option shall have been fully satisfied and (D) such other terms as Parent may reasonably request.

      (e) Prior to the Effective Time, none of the Acquired Companies nor any of their respective officers or directors shall take any action to encourage any Person holding a Company Option to exercise such option or waive any provision or use their discretion to allow any Person to exercise a Company Option prior to the Effective Time and all rights, obligations, benefits, liabilities and provisions under any plan or agreement relating to any Company Option shall be construed in favor of the Company to the fullest extent permitted under applicable Law.

      6.4 Employee Benefits. Parent agrees that all employees of the Acquired Companies who continue employment with Parent, the Surviving Corporation or any Subsidiary of the Surviving Corporation after the Effective Time ("CONTINUING EMPLOYEES") shall be eligible to continue to participate in the Surviving Corporation's health and welfare benefit plans; provided, however, that nothing in this Section 6.4 or elsewhere in this Agreement shall limit the right of Parent or the Surviving Corporation to amend or terminate any such health or welfare benefit plan at any time (including as of the Effective Time). Immediately after the Effective Time, the Continuing Employees shall be entitled to participate in a plan that contains a cash or deferred arrangement intended to qualify under Section 401(k) of the Code sponsored, maintained or contributed to by Parent or its Subsidiaries or the Surviving Corporation (a "PARENT 401(k) PLAN"). Each Continuing Employee's period of service and compensation history with the

EXECUTION VERSION

Company and the Acquired Companies shall be counted in determining eligibility for, and the amount and vesting of, benefits under each Employee Benefit Plan sponsored or maintained by Parent (including, without limitation, the Parent 401(k) Plan), except that such service shall not be taken into account for purposes of benefit accrual under any defined benefit plan of Parent. To the extent any Continuing Employee becomes covered under a health plan sponsored or maintained by Parent, such Continuing Employee shall receive credit under such plan toward any deductible and/or out-of-pocket maximum which may apply under such Parent health plan, for those sums paid under a health plan sponsored or maintained by the Acquired Companies as deductibles, coinsurance and copayments during the calendar year containing the Closing Date.

      6.5 Indemnification of Officers and Directors.

      (a) All rights to indemnification existing in favor of those Persons who are or have at any time been directors and officers of the Company (the "INDEMNIFIED PERSONS") for their acts and omissions occurring prior to the Effective Time, as provided in the Company Bylaws and certificate of incorporation as in effect as of the date of this Agreement, shall survive the Merger and shall be observed by the Surviving Corporation to the fullest extent available under Delaware law for a period of six years from the Effective Time.

      (b) The Surviving Corporation shall maintain in effect, for the benefit of the Indemnified Persons with respect to their acts and omissions occurring prior to the Effective Time, a "tail" policy of directors' and officers' liability insurance (the "TAIL POLICY") covering the period of time from the Effective Time until up to the sixth anniversary of the Effective Time, providing comparable coverage to the existing directors' and officers' liability insurance policy maintained by the Company as of the date hereof; provided, however, that neither the Surviving Corporation nor Parent shall be required to pay an aggregate premium for any such Tail Policy in excess of $600,000, but, in such case, shall purchase as much coverage as reasonably practicable for such amount and that the Surviving Corporation or Parent may substitute therefor other policies not less advantageous (excluding de minimis differences) to the beneficiaries of the current policies; and further provided that such substitution shall not result in any gaps or lapses in coverage with respect to matters occurring prior to the Effective Time.

      (c) In the event Parent or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, to the extent necessary to effectuate the purposes of this Section 6.5, proper provision shall be made so that the successors and assigns of Parent assume the obligations set forth in this
Section 6.5, and none of the actions described in clause (i) or clause (ii) shall be taken until such provision is made.

      (d) The provisions of this Section 6.5 shall be enforceable by each Indemnified Person and such Person's heirs and representatives, and are in addition to and not in substitution for, any other right to indemnification or contribution that such Indemnified Person may have under the Company Certificate, Company Bylaws, Surviving Charter, Surviving Bylaws, under any acquisition Contract, under the DGCL or otherwise.

EXECUTION VERSION

      6.6 Additional Agreements. Parent and the Company shall use all commercially reasonable efforts to take, or cause to be taken, all actions necessary to consummate the Offer and the Merger and make effective the other transactions contemplated by this Agreement. Without limiting the generality of the foregoing, each party to this Agreement (a) shall make all filings and give all notices required to be made and given by such party in connection with the Offer and the Merger and the other transactions contemplated by this Agreement;
(b) shall use all commercially reasonable efforts to obtain each Consent (if any) required to be obtained (pursuant to any applicable Law or Contract, or otherwise) by such party in connection with the Offer and the Merger and each of the other transactions contemplated by this Agreement and (c) shall use all commercially reasonable efforts to lift any restraint, injunction or other legal bar to the Offer, the Merger or any of the other transactions contemplated by this Agreement; provided, however, that no party shall be under any obligation to divest of any assets or hold separate any assets or take any other similar measures in connection with any demand therefor by any Governmental Body as a pre-condition to the approval of the transactions contemplated by this Agreement by any such Governmental Body. Each party shall promptly deliver to the other parties a copy of each such filing made, each such notice given and each such Consent obtained by such party.

      6.7 Disclosure. Parent and the Company shall consult with each other before issuing any press release or otherwise making any public statement with respect to the Offer, the Merger or any of the other transactions contemplated by this Agreement; provided, however, the initial press release relating to this Agreement, which shall be issued within one Business Day after the date of this Agreement, shall be a joint press release the text of which has been agreed to by Parent and the Company. Without limiting the generality of the foregoing, neither party shall, and shall not permit any of its Subsidiaries or any Representative to, make any disclosure to the public or otherwise regarding the Offer, the Merger or any of the other transactions contemplated by this Agreement unless (a) the other party shall have been given the opportunity to review and comment upon such disclosure and shall have approved such disclosure or (b) the disclosing party shall have been advised in writing by its outside legal counsel that such disclosure is required by applicable Law.

      6.8 Change of Control Payments. At the Closing and upon acknowledgment by the applicable individual of (i) the termination of the applicable employment, compensation or other similar agreements and that (ii) no other amount is due under such agreements, the Company will pay to the individuals the amount of change in control payments set forth in Section 6.8 of the Disclosure Letter (less any applicable withholding taxes and amounts such individual declines). The Company shall reimburse such individual for any excise tax that the individual incurs as a result of such payment within ten days after such individual delivering a written request for reimbursement accompanied by a copy of such individual's tax returns showing the excise tax actually incurred; provided, however, for purposes of clarity, the Company shall only reimburse such individual for the initial excise tax on the amount set forth in Section
6.8 of the Disclosure Letter and not on any tax on such reimbursement amount.

      6.9 Aprahamian Notes. At or prior to the Appointment Time, the Company shall accelerate the payment of the outstanding principal amount of the Aprahamian Note (as defined in that certain Shareholder Agreement between Ronald
V. Aprahamian and the Company, dated May 4, 2001) and the accrued and unpaid interest thereon.

EXECUTION VERSION

      6.10 Resignation of Officers and Directors. The Company shall use commercially reasonable efforts to obtain and deliver to Parent on or prior to the acceptance of shares of Company Common Stock pursuant to the Offer the resignation of each director of each of the Acquired Companies and such officers of the Acquired Companies as Parent shall request.

      6.11 General Cooperation. From the date hereof through the Effective Time, the Acquired Companies will use their commercially reasonable efforts to operate their businesses in such a manner as to achieve a smooth transition consistent with the mutual business interests of the Acquired Companies and Parent. In this regard, the Acquired Companies and Parent agree that they will enter into good faith discussions concerning the businesses of the Acquired Companies, including, but not limited to, personnel policies and procedures, and other operational matters.

Section 7. CONDITIONS PRECEDENT TO THE MERGER

      The obligations of the parties to effect the Merger are subject to the satisfaction, at or prior to the Closing, of each of the following conditions:

      7.1 Stockholder Approval. If required by applicable Law, this Agreement shall have been duly adopted by the Required Company Stockholder Vote.

      7.2 No Restraints. No temporary restraining order, preliminary or permanent injunction or other order preventing the consummation of the Merger shall have been issued by any court of competent jurisdiction and remain in effect, and there shall not be any Law enacted or deemed applicable to the Merger that makes consummation of the Merger illegal; provided that, in the case of a restraining order, injunction or other order, each of the parties shall have used their commercially reasonable efforts to prevent the entry of any such restraining order, injunction or other order and to appeal as promptly as possible any restraining order, injunction or other order that may be entered.

      7.3 Consents, Approvals. All material consents, permits of, authorization from, notifications to and filings with any Governmental Body required to be made or obtained prior to the Effective Time shall have been made or obtained.

      7.4 Waiting Period. Any waiting period (and any extension thereof) under the HSR Act or merger control or competition laws or regulations applicable to the consummation of the Merger shall have expired or terminated.

      7.5 Consummation of Offer. Acquisition Sub shall have purchased shares of Company Common Stock tendered pursuant to the Offer.

Section 8. TERMINATION

      8.1 Termination. This Agreement may be terminated and the Offer and the Merger may be abandoned (notwithstanding any approval of the Merger by the Company Stockholders):

      (a) by mutual written consent of Parent and the Company at any time prior to the Effective Time;

EXECUTION VERSION

      (b) by either Parent or the Company if a court of competent jurisdiction or other Governmental Body shall have issued a final and nonappealable order, decree or ruling, or shall have taken any other action, having the effect of permanently restraining, enjoining or otherwise prohibiting Parent or the Company from consummating the Offer, the Merger, or the transactions contemplated by this Agreement;

      (c) by either Parent or the Company if the Appointment Time shall not have occurred on or prior to the close of business on April 30, 2005; provided, however, that a party shall not be permitted to terminate this Agreement pursuant to this Section 8.1(c) if the failure of the Appointment Time to have occurred by the close of business on April 30, 2005 is attributable to a failure on the part of such party to perform any material covenant or obligation in this Agreement required to be performed by such party or a material breach of any representation or warranty by such party at or prior to the Appointment Time;

      (d) prior to the Appointment Time, by Parent if a Triggering Event shall have occurred;

      (e) by Parent, prior to the Appointment Time, if there has been a breach by the Company of any representation, warranty, covenant or agreement set forth in this Agreement, which breach would reasonably be expected to result in any condition set forth in Annex I or Section 7 not being satisfied and such breach is not reasonably capable of being cured and such condition is not reasonably capable of being satisfied within 30 days after the receipt of notice thereof shall have been received by the party hereto alleged to be in breach;

      (f) by the Company, prior to the Appointment Time, if there has been a breach by Parent or Acquisition Sub of any representation, warranty, covenant or agreement set forth in this Agreement, which breach would reasonably be expected to result in any condition set forth in Annex I or Section 7 not being satisfied and such breach is not reasonably capable of being cured and such condition is not reasonably capable of being satisfied within 30 days after the receipt of notice thereof shall have been received by the party hereto alleged to be in breach; or

      (g) prior to the Appointment Time, by the Company, if the Company or the Company Board has provided written notice to Parent that the Company intends to enter into a binding written agreement for a Superior Proposal (with such termination becoming effective, if Parent does not make an offer pursuant to clause (B) of Section 5.3(b), on the Business Day immediately following the three Business Day period contemplated thereby, or otherwise, upon the Company entering into such binding written agreement); provided, however, that (i) the Company shall have complied with Section 5.3 hereof in all material respects; and (ii) Parent does not make, within three Business Days after receipt of the Company's written notice pursuant to clause (A) of Section 5.3(b), an offer that the Company Board shall have reasonably concluded in good faith (following consultation with its financial advisor and outside counsel) is an offer that results in such Acquisition Proposal ceasing to constitute a Superior Proposal.

      8.2 Effect of Termination. In the event of the termination of this Agreement as provided in Section 8.1, this Agreement shall be of no further force or effect; provided, however, that (a) Section 8.2, Section 8.3 and
Section 9 and the Confidentiality Agreement shall survive the termination of this Agreement and shall remain in full force and effect; (b) Section 1.3 shall

EXECUTION VERSION
survive the termination of this Agreement if this Agreement is terminated pursuant to Section 8.1(a); (c) nothing herein shall relieve any party from liability for any willful or intentional material breach of any representation, warranty, covenant, obligation or other provision contained in this Agreement and (d) no termination of this Agreement shall in any way affect any of the parties' rights or obligations with respect to any shares of Company Common Stock accepted for payment and paid for pursuant to the Offer prior to such termination.

      8.3 Expenses; Termination Fees.

      (a) Except as otherwise set forth in this Section 8.3, all fees and expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be paid by the party incurring such expenses, whether or not the Offer or the Merger is consummated; provided, however, that:

            (i) Parent and the Company shall share equally all fees and expenses, other than attorney's fees, accounting fees, and financial advisory fees, incurred in connection with (A) filings, required of any party hereto or any of their Subsidiaries under any antitrust Law with respect to the transactions contemplated by this Agreement (B) SEC, "Blue Sky" or other similar filings relating to the Offer, the Merger or the transactions contemplated by this Agreement and (C) the printing, production, mailing or delivery of the Offer Documents, the Proxy Statement, any amendments or supplements thereto, and any other documents, statements, schedules or reports related thereto;

            (ii) if this Agreement is terminated by Parent pursuant to Section 8.1(d) or Section 8.1(e), or by the Company pursuant to Section 8.1(g), then the Company shall promptly pay, but in no event later than three Business Days after such termination to Parent by wire transfer of immediately available funds, in an amount equal to the aggregate amount of all reasonable fees and expenses (including all reasonable attorneys' fees, accountants' fees, financial advisory fees and all filing fees) that have been paid or that have been incurred by or on behalf of Parent in connection with the transactions contemplated by this Agreement, including, without limitation, the due diligence review of the Company by Parent, Acquisition Sub and their respective Representatives, and the preparation and negotiation of this Agreement, the Tender and Voting Agreement, the Offer Documents, the Proxy Statement, and all other agreements, documents and statements otherwise incurred in connection with the Merger, the Offer or any of the other transactions contemplated by this Agreement, but which amount in no event shall exceed $500,000; and

            (iii) if this Agreement is terminated by the Company pursuant to
      Section 8.1(f), then Parent shall promptly pay, but in no event later than three Business Days after such termination to the Company by wire transfer of immediately available funds, in an amount equal to the aggregate amount of all reasonable fees and expenses (including all reasonable attorneys' fees, accountants' fees, financial advisory fees and all filing fees) that have been paid or that have been incurred by or on behalf of the Company in connection with the transactions contemplated by this Agreement, including, without limitation, the preparation and negotiation of this Agreement and the Company Disclosure Letter, the Tender and Voting Agreement, the Offer Documents, the Proxy

EXECUTION VERSION

      Statement, and all other agreements, documents and statements otherwise incurred in connection with the Merger, the Offer or any of the other transactions contemplated by this Agreement, but which amount in no event shall exceed $500,000.

      (b) If this Agreement is terminated pursuant to Section 8.1(d) or Section 8.1(g), then the Company shall promptly, but in no event later than three Business Days after such termination, pay Parent an aggregate amount equal to Four Million Dollars (the "TERMINATION FEE") by wire transfer of immediately available funds. If this Agreement is terminated pursuant to Section 8.1(c) or
Section 8.1(e), and (i) within 12 months of the date of termination the Company or any of its Subsidiaries enters into any definitive agreement with respect to, or the Company Board recommends that the Company Stockholders approve, adopt or accept, any Acquisition Proposal and (ii) such Acquisition Proposal is subsequently consummated, then the Company shall promptly, but in no event later than three Business Days after such consummation, pay to Parent an aggregate amount equal to the Termination Fee by wire transfer of immediately available funds; provided, however, no Termination Fee shall be owed to Parent pursuant to the second sentence of this Section 8.3(b) if (x) no Acquisition Proposal had been made prior to the termination of this Agreement and (y) (A) the percentage of Assets of the Company (including the stock of its Subsidiaries) and its Subsidiaries, taken as a whole, in a single transaction or series of related transactions, sold, leased, exchanged, mortgaged, pledged, transferred or otherwise disposed of pursuant to all Acquisition Proposals is less than 25% of the Assets of the Company (including the stock of the Subsidiaries) and its Subsidiaries, taken as a whole or (B) the percentage of capital stock of the Company or its Subsidiaries purchased, sold, subject to any tender offer or exchange offer or otherwise disposed of pursuant to all Acquisition Proposals is less than 25% of the outstanding shares of capital stock of the Company or its Subsidiaries.

      (c) If either party fails to pay when finally determined to be due any amount payable under this Section 8.3, then the defaulting party shall reimburse the party entitled to payment for all costs and expenses (including fees and disbursements of counsel) incurred in connection with the collection of such overdue amount and the enforcement by such party of its rights under this
Section 8.3. Subject to Section 8.2(c) in the case of a willful or intentional material breach, payment of the Termination Fee and expense reimbursement, if any, as the case may be, shall be the exclusive remedy for any termination of this Agreement in accordance with this Section 8, and there shall be no further liability to the other party or any of its Representatives as a result of such termination.

Section 9. MISCELLANEOUS PROVISIONS

      9.1 Amendment. This Agreement may be amended by the parties hereto, by action taken or authorized by their respective boards of directors, at any time before or after approval of this Agreement by the Company Stockholders, but, after any such approval, no amendment shall be made that by applicable Law requires further approval or authorization by the Company Stockholders without such further approval or authorization. Notwithstanding the foregoing, this Agreement may not be amended, except by an instrument in writing signed on behalf of each of the parties hereto.

EXECUTION VERSION

      9.2 Waiver. No failure on the part of any party to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any party in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy. No party shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such party; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

      9.3 No Survival of Representations and Warranties. None of the representations and warranties contained in this Agreement or in any certificate delivered pursuant to this Agreement shall survive the Merger; provided however that this Section 9.3 shall not limit any covenant or agreement of the parties hereto which by its express terms provides for performance after the Effective Time or after termination of this Agreement.

      9.4 Entire Agreement; Counterparts; No Third Party Beneficiaries. This Agreement (together with the Company Disclosure Letter) and the other agreements referred to herein constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among or between any of the parties with respect to the subject matter hereof and thereof; provided, however, that the confidentiality provisions of the Confidentiality Agreement shall not be superseded and shall remain in full force and effect. This Agreement may be executed in several counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument. No provision of this Agreement is intended to confer upon any Person other than the parties hereto any rights or remedies hereunder except for Indemnified Persons pursuant to Section 6.5 hereof.

      9.5 Applicable Law; Jurisdiction. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof or any other jurisdiction. In any action between any of the parties arising out of or relating to this Agreement or any of the transactions contemplated by this Agreement: (a) each of the parties irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of the state and federal courts located in the State of Delaware (and agrees not to commence any such action except in such courts) and irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action brought in such court has been brought in an inconvenient forum;
(b) if any such action is commenced in a state court, then, subject to applicable Law, no party shall object to the removal of such action to any federal court located in the State of Delaware; (c) each of the parties irrevocably waives the right to trial by jury and (d) each of the parties irrevocably consents to service of process by first class certified mail, return receipt requested, postage prepaid, to the address at which such party is to receive notice in accordance with Section 9.9.

      9.6 Headings. The section, paragraph and other headings contained in this Agreement are inserted for convenience of reference only and shall not affect in any way the meaning of this Agreement.

EXECUTION VERSION

      9.7 Attorneys' Fees. In any action at law or suit in equity to enforce this Agreement or the rights of any of the parties hereunder, the prevailing party in such action or suit shall be entitled to receive a reasonable sum for its attorneys' fees and all other reasonable costs and expenses incurred in such action or suit.

      9.8 Assignability. This Agreement shall be binding upon, and shall be enforceable by and inure solely to the benefit of, the parties hereto and their respective successors and permitted assigns; provided, however, that neither this Agreement nor any of a party's rights hereunder may be assigned by the Company without the prior written consent of the other parties, and any attempted assignment of this Agreement or any of such rights by the assigning party without such consent shall be void and of no effect. Other than Section
6.5 (which is intended to be for the benefit of the Indemnified Persons and may be enforced by the Indemnified Persons), nothing in this Agreement, express or implied, is intended to or shall confer upon any Person (other than the parties hereto) any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement. Any assignment prohibited under this Section 9.8 shall be null and void.

      9.9 Notices. All notices, demands, consents, requests, instructions and other communications to be given or delivered or permitted under or by reason of the provisions of this Agreement, or in connection with the transactions contemplated hereby and thereby shall be in writing and shall be deemed to be delivered and received by the intended recipient as follows: (a) if personally delivered, on the Business Day after it is sent (as evidenced by the receipt of the personal delivery service); (b) if mailed by certified or registered mail return receipt requested, four (4) Business Days after the aforesaid mailing;
(c) if delivered by overnight courier (with all charges having been prepaid), on the second Business Day after it is sent (as evidenced by the receipt of the overnight courier service of recognized standing) or (d) if delivered by facsimile transmission, on the Business Day of such delivery if confirmed within 48 hours thereafter by a signed original sent in one of the manners set forth in
(a) through (c) above. If any notice, demand, consent, request, instruction or other communication cannot be delivered because of a changed address of which no notice was given (in accordance with this Section 9.9), or the refusal to accept same, the notice shall be deemed received on the Business Day the notice is sent (as evidenced by a sworn affidavit of the sender). All such notices, demands, consents, requests, instructions and other communications will be sent to the following addresses or facsimile numbers as applicable:

    If to Parent or to Acquisition Sub: Affiliated Computer Services, Inc.
                                        2828 North Haskell Avenue
                                        Dallas, Texas 75204
                                        Attention: John H. Rexford

                                        with a copy to:

                                        Thomas W. Hughes, Esq.
                                        Fulbright & Jaworski L.L.P.
                                        2200 Ross Avenue, Suite 2800
                                        Dallas, Texas 75201

EXECUTION VERSION

    If to the Company:                  Superior Consultant Holdings Corporation
                                        5225 Auto Club Drive
                                        Dearborn, Michigan  48126
                                        Attention:  Richard D. Helppie, Jr.

                                        with a copy to:

                                        William E. Doran, Esq.
                                        Sachnoff & Weaver
                                        30 South Wacker Drive, 29th Floor
                                        Chicago, Illinois 60606

      9.10 Cooperation. Each party to this Agreement agrees to reasonably cooperate with the other parties and to execute and deliver such further documents, certificates, agreements and instruments and to take such other actions as may be reasonably requested by the other parties to evidence or reflect the transactions contemplated by this Agreement and to carry out the intent and purposes of this Agreement.

      9.11 Severability. Any term or provision of this Agreement that is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction or other authority declares that any term or provision hereof is invalid, void or unenforceable, the parties agree that the court making such determination shall have the power to reduce the scope, duration, area or applicability of the term or provision, to delete specific words or phrases, or to replace any invalid, void or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision.

      9.12 Interpretation of Representations. Each representation and warranty made in this Agreement or pursuant hereto is independent of all other representations and warranties made by the same parties, whether or not covering related or similar matters, and must be independently and separately satisfied.

      9.13 Bankruptcy Qualification. Each representation or warranty made in or pursuant to this Agreement regarding the enforceability of any Contract shall be qualified to the extent that such enforceability may be affected by bankruptcy, insolvency and other similar Laws or equitable principles (but not those concerning fraudulent conveyance) generally affecting creditors' rights and remedies.

      9.14 Construction.

      (a) For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine.

EXECUTION VERSION

      (b) The parties hereto agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement.

      (c) Except as otherwise indicated, all references in this Agreement to "Sections," "Exhibits" and "Annexes" are intended to refer to Sections of this Agreement and Exhibits or Annexes to this Agreement.

                   REMAINDER OF PAGE INTENTIONALLY LEFT BLANK.

EXECUTION VERSION

      IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first above written.

                                        AFFILIATED COMPUTER SERVICES, INC.

                                        By: /s/ John H. Rexford
                                           -------------------------------------
                                        Name: John H. Rexford
                                             -----------------------------------
                                        Title: Executive Vice President,
                                               Mergers & Acquisitions
                                              ----------------------------------

                                        ACS MERGER CORP.

                                        By: /s/ John H. Rexford
                                           -------------------------------------
                                        Name: John H. Rexford
                                             -----------------------------------
                                        Title: Vice President
                                              ----------------------------------

                                        SUPERIOR CONSULTANT HOLDINGS CORPORATION

                                        By: /s/ Richard D Helppie, Jr
                                           -------------------------------------
                                        Name: Richard D. Helppie, Jr.
                                             -----------------------------------
                                        Title: CEO
                                              ----------------------------------

EXECUTION VERSION

                                    EXHIBIT A

                                   DEFINITIONS

      For purposes of the Agreement (including this Exhibit A, Exhibit B and Annex I):

      "ACCEPTANCE DATE" shall have the meaning set forth in Section 1.4(a) of this Agreement.

      "ACQUIRED COMPANIES" shall mean the Company and each of its Subsidiaries.

      "ACQUISITION PROPOSAL" shall have the meaning set forth in Section 5.3(d) of this Agreement.

      "ACQUISITION SUB" shall have the meaning set forth in the recitals.

      "AFFILIATE" shall mean with respect to the indicated Person any other Person who, directly or indirectly, controls, is controlled by, or is under common control with, the indicated Person and also shall mean any executive officer, director, trustee, shareholder, manager, principal, partner or member of the indicated Person or the other Person. For purposes of this definition, the terms "control", "controlled by" and "under common control with" shall mean the possession directly or indirectly of the power to direct or cause the direction of the management and policies of the indicated Person, whether through the ownership of voting securities, by trust, management agreement, contract or otherwise.

      "AGREEMENT" shall mean the Agreement and Plan of Merger to which this Exhibit A is attached, as it may be amended from time to time.

      "APPOINTMENT TIME" shall mean the time that is the later of (i) the acceptance of and deposit of funds for payment in accordance with Section 1.1(b) for shares constituting at least a majority of the Fully Diluted Number of Company Shares pursuant to the Offer and (ii) the persons designated by Parent pursuant to Section 1.3 make up a majority of the members of the entire Company Board assuming no vacancies exist.

      "ASSET" shall mean any real, personal, mixed, tangible or intangible property of any nature, including cash on hand, cash in bank or other accounts, readily marketable securities, other cash-equivalent liquid assets of any nature, prepayments, deposits, escrows, accounts receivable (or other receivable), Tangible Property, Real Property, Software, Contract Rights, Intangibles and goodwill, and claims, causes of action and other legal rights and remedies.

      "BENEFIT PLAN" shall have the meaning set forth in Section 3.15(a) of this Agreement.

      "BUSINESS DAY" shall mean any day other than Saturday, Sunday or a day on which commercial banks in Dallas, Texas are authorized or required to be closed; provided that, as it relates to time periods prescribed under the Securities Act or the Exchange Act, "BUSINESS DAY" shall have the meaning given to such term in Rule 14d-1(g)(3) of the Exchange Act.

      "CASH AMOUNT" shall mean (a) with respect to each ITM Option, an amount equal to the product of (i) the excess of the Per Share Amount over the exercise price per share of Company

EXECUTION VERSION

Common Stock covered by the ITM Option as of the Effective Time multiplied by
(ii) the number of shares of Company Common Stock covered by the ITM Option; and
(b) with respect to a Company Stock Option that is not an ITM Option, zero ($0.00).

      "CERTIFICATE OF MERGER" shall have the meaning set forth in Section 2.3 of this Agreement.

      "CERTIFICATES" shall have the meaning set forth in Section 2.6(a) of this Agreement.

      "CLOSING" shall have the meaning set forth in Section 2.3 of this Agreement.

      "CLOSING DATE" shall have the meaning set forth in Section 2.3 of this Agreement.

      "COBRA" shall have the meaning set forth in Section 3.15(j) of this Agreement.

      "CODE" shall mean the Internal Revenue Code of 1986, as amended.

      "COMMERCIALLY AVAILABLE SOFTWARE" shall mean the following: Software which is (i) commercially available to the public, and (ii) not embedded in any of the products or services provided by the Acquired Companies, and (iii) replaceable without material delay for less than $100,000.

      "COMPANY" shall have the meaning set forth in the recitals.

      "COMPANY BOARD" shall mean the board of directors of the Company.

      "COMPANY BOARD RECOMMENDATION" shall have the meaning set forth in Section 3.20(a) of this Agreement.

      "COMPANY BYLAWS" shall mean the Company's bylaws, as in effect on the date of this Agreement.

      "COMPANY CERTIFICATE" shall mean the Company's certificate of incorporation, as in effect on the date of this Agreement.

      "COMPANY COMMON STOCK" shall have the meaning set forth in the Background section of this Agreement.

      "COMPANY DISCLOSURE LETTER" shall mean the disclosure letter that has been prepared by the Company and that has been delivered by the Company to Parent on the date of this Agreement.

      "COMPANY OPTIONS" shall have the meaning set forth in Section 3.2(b) of this Agreement.

      "COMPANY SEC DOCUMENTS" shall mean all registration statements, definitive proxy statements and other statements, reports, schedules, forms and other documents (and all amendments in supplements thereto, including, but not limited to, items incorporated by

EXECUTION VERSION
reference into such statements, reports, schedules, forms and other documents) filed by the Company with the SEC since January 1, 2001.

      "COMPANY SOFTWARE" shall mean Software owned by the Company including all Intellectual Property, class libraries, Company-written reusable software components, database schemas, specifications, algorithms and formulas embodied or contained therein.

      "COMPANY STOCKHOLDER" shall mean a holder of shares of Company Common
Stock.

      "COMPANY'S STOCK OPTION PLANS" shall mean those plans delivered to Parent and Acquisition Sub pursuant to Section 3.2(b) of this Agreement.

      "COMPANY STOCK OPTIONS" shall mean all of the Company Options other than the Company Warrants.

      "COMPANY STOCKHOLDERS' MEETING" shall have the meaning set forth in
Section 6.1(a) of this Agreement.

      "COMPANY WARRANTS" shall have the meaning set forth in Section 6.3(c).

      "CONFIDENTIALITY AGREEMENT" shall mean the Confidentiality Agreement, dated June 14, between the Company and Parent.

      "CONSENT" shall mean any consent, approval, order or authorization (including any Governmental Authorization) of, or any declaration, filing or registration with, or any application, notice or report to, or any waiver by, or any other action (whether similar or dissimilar to any of the foregoing) of, by or with, any Person, which is necessary in order to take a specified action or actions in a specified manner and/or to achieve a specified result.

      "CONTINUING EMPLOYEES" shall have the meaning set forth in Section 6.4 of this Agreement.

      "CONTRACT" shall mean any written or oral contract, agreement, instrument, order, arrangement, commitment or understanding of any nature, including sales orders, purchase orders, leases, subleases, data processing agreements, maintenance agreements, license agreements, sublicense agreements, loan agreements, promissory notes, instruments, security agreements, pledge agreements, deeds, mortgages, guaranties, indemnities, warranties, employment agreements, consulting agreements, sales representative agreements, joint venture agreements, buy-sell agreements, options or warrants.

      "CONTRACT RIGHT" shall mean any right, power or remedy of any nature under any Contract, including rights to receive property or services or otherwise derive benefits from the payment, satisfaction or performance of another party's Obligations, rights to demand that another party accept property or services or take any other actions, and rights to pursue or exercise remedies or options.

      "COPYRIGHTS" shall mean all domestic and foreign copyright interests in any original work of authorship fixed in a tangible medium of expression, whether registered or unregistered,

EXECUTION VERSION
including but not limited to all copyright registrations or foreign equivalent, all applications for registration or foreign equivalent, all moral rights, all common-law rights, and all rights to register and obtain renewals and extensions of copyright registrations, together with all other copyright interests accruing by reason of international copyright convention, together with all income, royalties, damages and payments now or hereafter due or payable with respect thereto and the right to sue for past, present, or future infringement and to collect and retain all damages and profits therefor.

      "DISSENTING SHARES" shall have the meaning set forth in Section 2.7(a) of this Agreement.

      "DGCL" shall have the meaning set forth in Section 2.1 of this Agreement.

      "DOCUMENTATION" will be deemed to mean those materials developed for use in connection with a particular software in order to explain, instruct or clarify the operation, function, programming or features of the particular software. Without limiting the generality of the foregoing, Documentation also includes user and programming manuals, programmer notes, flow charts, schematics, illustrations, logic diagrams, descriptions of data flows, data structures, operating instructions, input information, training documents and format and technical and functional specifications.

      "EFFECTIVE TIME" shall have the meaning set forth in Section 2.3 of this Agreement.

      "EMPLOYEE BENEFIT PLAN" shall mean any employee benefit plan as defined in
Section 3(3) of ERISA, and any other plan, program, policy or arrangement for or regarding bonuses, commissions, incentive compensation, severance, vacation, deferred compensation, profit sharing, retirement, payroll savings, stock options, stock purchases, stock awards, stock ownership, phantom stock, stock appreciation rights, medical/dental expense payment or reimbursement, disability income or protection, sick pay, group insurance, death benefits, employee welfare or fringe benefits of any nature; but excluding employment Contracts with individual employees.

      "ENCUMBRANCE" shall mean any lien, pledge, easement, Obligation, hypothecation, charge, mortgage, security interest, encumbrance, claim, infringement, interference, option, right of first refusal, preemptive right, community property interest, understanding or arrangement imposing restrictions on title or use or other restrictions of any nature whatsoever (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset).

      "ENTITY" shall mean any corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any company limited by shares, limited liability company or joint stock company), firm, society or other enterprise, association, organization or entity.

EXECUTION VERSION

      "ENVIRONMENTAL LAWS" means all United States federal, state or local or foreign laws relating to pollution or protection of human health or the environment (including ambient air, surface water, groundwater, land surface or subsurface strata), including laws relating to emissions, discharges, releases or threatened releases of Hazardous Materials into the environment, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials, as well as all authorizations, codes, decrees, demands or demand letters, injunctions, judgments, licenses, notices, orders, permits, plans or regulations issued, entered, promulgated or approved thereunder.

      "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

      "ERISA AFFILIATE" shall mean any business or Entity that is a member of a "controlled group of corporations" under "common control" or an "affiliated service group" with a company or Entity within the meaning of any of Sections 414(b), (c), or (m) of the Code, or that is required to be aggregated with a company or Entity under Section 414(o) of the Code.

      "EXCHANGE ACT" shall mean the Securities Exchange Act of 1934, as amended.

      "EXPIRATION DATE" shall have the meaning set forth in Section 1.1(c) of this Agreement.

      "FAIRNESS OPINION" shall have the meaning set forth in Section 3.22 of this Agreement.

      "FINAL TAX DATE" shall mean the date immediately preceding the Closing.

      "FULLY DILUTED NUMBER OF COMPANY SHARES" shall mean the sum of (i) the aggregate number of shares of Company Common Stock outstanding immediately prior to the acceptance of shares of Company Common Stock pursuant to the Offer, plus
(ii) the aggregate number of shares of Company Common Stock issuable upon the exercise of any option, warrant, other right to acquire capital stock of the Company or other security exercisable or convertible for shares of Company Common Stock or other capital stock of the Company outstanding immediately prior to the acceptance of shares of Company Common Stock pursuant to the Offer; provided however, for purposes of clause (ii) that portion of any option, warrant or other right that is not vested or exercisable immediately prior to the acceptance of shares of Company Common Stock pursuant to the Offer, shall not be deemed outstanding.

      "GAAP" shall mean generally accepted accounting principles under current United States accounting rules and regulations, consistently applied throughout the periods covered. In no event shall the consistent application of the historical accounting policies used by the Company have priority over GAAP, regardless of materiality.

      "GOVERNMENTAL AUTHORIZATION" shall mean any: (a) Permit, license, certificate, franchise, permission, variance, clearance, registration, qualification or authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Body or pursuant to any Law; or (b) right under any Contract with any Governmental Body (other than rights to receive payments or other benefits under any Contract pursuant to which a Governmental Body is only a customer of an Acquired Company in the ordinary course of business).

EXECUTION VERSION

      "GOVERNMENTAL BODY" shall mean any: (a) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign or other government; or
(c) governmental or quasi-governmental authority of any nature (including any governmental division, department, agency, commission, self-regulatory organization, instrumentality, official, ministry, fund, foundation, center, organization, unit, body or Entity and any court or other tribunal).

      "HAZARDOUS MATERIALS" shall mean chemicals, pollutants, contaminants, or industrial, toxic or hazardous substances or wastes.

      "HIPAA" shall mean the Health Insurance Portability and Accountability Act of 1996, as amended.

      "HSR ACT" shall mean the Hart-Scott-Rodino Antitrust Improvement Act of 1976, as amended.

      "INCLUDE" and "INCLUDING" shall mean including but not limited to.

      "INDEMNIFIED PERSONS" shall have the meaning set forth in Section 6.5(a) of this Agreement.

      "INDEPENDENT DIRECTORS" shall have the meaning set forth in Section 1.3(c) of this Agreement.

      "INSURANCE POLICY" shall mean any public liability, product liability, general liability, comprehensive, property damage, vehicle, life, hospital, medical, dental, disability, worker's compensation, key man, fidelity bond, theft, forgery, errors and omissions, directors' and officers' liability, or other insurance policy of any nature.

      "INTANGIBLE" shall mean any name, corporate name, fictitious name, trademark, trademark application, service mark, service mark application, trade name, brand name, product name, slogan, trade secret, know-how, patent, patent application, copyright, copyright application, design, logo, formula, invention, product right, technology or other intangible asset of any nature, whether in use, under development or design, or inactive.

      "INTELLECTUAL PROPERTY" shall mean Patent Rights, Trademark Rights, Copyrights, Know-How, Software, Trade Secrets, Inventions and includes without limitation, internet domain name registrations, designs, blueprints, drawings, proprietary right or other intellectual property right or intangible asset or right to use or exploit any of the foregoing.

      "INTELLECTUAL PROPERTY LICENSES" shall have the meaning set forth in
Section 3.12(e) of this Agreement.

      "INVENTIONS" shall mean and includes novel devices, processes, compositions of matter, methods, techniques, observations, discoveries, apparatuses, designs, expressions, theories and ideas, whether or not patentable.

EXECUTION VERSION

      "ITM OPTION" shall mean a Company Option that is outstanding and valid immediately prior to the Effective Time and that has an exercise price less that is than the Per Share Amount.

      "ITM OPTIONHOLDER" shall mean a holder of an ITM Option.

      "JUDGMENT" shall mean any order, writ, injunction, citation, award, decree or other judgment of any nature of any Governmental Body.

      "KEY EMPLOYEE" shall mean a management or higher level employee earning an annual base salary equal to or greater than $150,000.

      "KNOW-HOW" shall mean scientific, engineering, mechanical, electrical, financial, marketing or practical knowledge or experience useful in the operation of the Company.

      "LATEST BALANCE SHEET" shall have the meaning set forth in Section 3.5(b) of this Agreement.

      "LAW" shall mean any federal, state, local, municipal, foreign or other law, statute, charter, constitution, treaty, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, guidelines, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Body (or under the authority of the Nasdaq National Market System or NYSE).

      "LICENSED INTELLECTUAL PROPERTY" shall have the meaning set forth in
Section 3.12(e) of this Agreement.

      "MATERIAL ADVERSE EFFECT" shall mean an event, occurrence, violation, inaccuracy, circumstance or other matter, if such event, occurrence, violation, inaccuracy, circumstance or other matter (considered alone or together with any other matter or matters) had or would reasonably be expected to have a material adverse effect on (i) the business, financial condition, revenues, capitalization, assets, liabilities, operations, results of operations, or financial performance of the Acquired Companies taken as a whole (ii) the ability of the Company to consummate the Merger or any of the other transactions contemplated by the Agreement or to perform any of its material obligations under the Agreement, or (iii) Parent's or Acquisition Sub's ability to vote, receive dividends with respect to or otherwise exercise ownership rights with respect to the stock of the Company or the Surviving Corporation; provided, however, that in determining whether there has been a Material Adverse Effect, any adverse effects resulting from or attributable to the following shall be disregarded: (A) general economic conditions or general conditions in the industry in which the Acquired Companies do business, except where the Acquired Companies are disproportionately impacted, (B) the public announcement of the transactions contemplated by this Agreement insofar as it negatively impacts the Acquired Companies' relationship with any competitor of Parent and its Subsidiaries (C) compliance with the terms of, or the taking of any action required by, this Agreement, (D) any change in accounting requirements or principles required by GAAP after consulting with Parent or any change in applicable Laws and (E) actions required to be taken under applicable Laws.

      "MATERIAL CLIENTS" shall have the meaning set forth in Section 3.26 of this Agreement.

EXECUTION VERSION

      "MATERIAL SUBCONTRACTORS" shall have the meaning set forth in Section 3.25 of this Agreement.

      "MATERIAL SUPPLIERS" shall have the meaning set forth in Section 3.26 of this Agreement.

      "MERGER" shall have the meaning set forth in the Background section of this Agreement.

      "MERGER CONSIDERATION" shall have the meaning set forth in Section 2.5(a)(ii) of this Agreement.

      "MINIMUM CONDITION" shall have the meaning set forth in Section 1.1(b) of this Agreement.

      "NASD" shall mean the National Association of Securities Dealers, Inc.

      "NASDAQ" shall mean the Nasdaq National Market.

      "NECESSARY CONSENT" shall have the meaning set forth in Section 3.21(v) of this Agreement.

      "NYSE" shall mean the New York Stock Exchange, Inc.

      "OBLIGATION" shall mean any debt, liability or obligation of any nature, whether secured, unsecured, recourse, nonrecourse, liquidated, unliquidated, accrued, absolute, fixed, contingent, ascertained, unascertained, known, asserted or unasserted, due or to become due, unknown or otherwise.

      "OFFER" shall have the meaning set forth in the Background section of this Agreement.

      "OFFER DOCUMENTS" shall have the meaning set forth in Section 1.1(d) of this Agreement.

      "OFFER STATEMENT" shall have the meaning set forth in Section 1.1(d) of this Agreement.

      "OPERATING SUB" shall have the meaning set forth in Section 3.2(a) of this Agreement.

      "OPTIONHOLDER'S LETTER" shall have the meaning set forth in Section
6.3(d).

      "OWNED INTELLECTUAL PROPERTY" shall have the meaning set forth in Section 3.12(b) of this Agreement.

      "PARENT" shall have the meaning set forth in the recitals.

      "PARENT 401(k) PLAN" shall have the meaning set forth in Section 6.4 of this Agreement.

      "PATENT RIGHTS" shall mean and includes all domestic and foreign patents (including without limitation certificates of invention and other patent equivalents), provisional applications, patent applications and patents issuing therefrom as well as any division, continuation or continuation in part, reissue, extension, reexamination, certification, revival or renewal of any patent, all Inventions and subject matter related to such patents, in any and all

EXECUTION VERSION
forms, together with all income, royalties, damages and payments now or hereafter due or payable with respect thereto and the right to sue for past, present, or future infringement and to collect and retain all damages and profits therefor.

      "PAYING AGENT" shall have the meaning set forth in Section 2.6(a) of this Agreement.

      "PENSION PLAN" shall have the meaning set forth in Section 3.15(a) of this Agreement.

      "PERMIT" shall mean any license, permit, approval, waiver, order, authorization, right or privilege of any nature, granted, issued, approved or allowed by any Governmental Body.

      "PERMITTED ENCUMBRANCES" shall mean Encumbrances (i) for Taxes, governmental charges, assessments or levies, provided that such Taxes, governmental charges, assessments or levies are not yet due or are being contested in good faith by appropriate Proceedings; (ii) deposits, Encumbrances to secure payments of workmen's compensation, public liability, unemployment and other similar insurance, (iii) mechanics', workmen's materialmen's, repairmen's, warehousemen's, vendors' or carriers' Encumbrances, or other similar Encumbrances arising in the ordinary course of business consistent with past practices and securing sums which are not past due or are being contested in good faith by appropriate Proceedings and has been disclosed to Parent; (iv) purchase money Encumbrances upon any fixed or capital assets, the payments of which are not yet due and are included in the Latest Balance Sheet; and (v) Encumbrances that do not detract from the value or interfere with the use by the Acquired Companies of their Assets.

      "PERSON" shall mean any individual, Entity or Governmental Body.

      "PER SHARE AMOUNT" shall have the meaning set forth in the Background section of this Agreement.

      "PROCEEDING" shall mean any demand, claim, suit, action, litigation, investigation, arbitration, administrative hearing, audit or other proceeding of any nature (including any civil, criminal, administrative, investigative, or appellate proceeding).

      "PROPOSALS" shall have the meaning set forth in Section 3.27 of this Agreement.

      "PROXY STATEMENT" shall mean the proxy or information statement of the Company to be sent to the Company Stockholders in connection with the Company Stockholders' Meeting.

      "REAL PROPERTY" shall mean any real estate, land, building, condominium, town house, structure or other real property of any nature, all shares of stock or other ownership interests in cooperative or condominium associations or other forms of ownership interest through which interests in real estate may be held, and all appurtenant and ancillary rights thereto, including easements, covenants, water rights, sewer rights and utility rights.

      "REAL PROPERTY LEASES" shall have the meaning set forth in Section 3.6 of this Agreement.

EXECUTION VERSION

      "RELATED PARTY" shall mean (a) any of the Company's directors or executive officers; (b) any nominee for election as a director of the Company; (c) any security holder of the Company who is known to the Company to own of record or beneficially more than five percent of any class of the registrant's voting securities; and (d) any member of the immediate family of any of the foregoing.

      "REPRESENTATIVES" shall have the meaning set forth in Section 5.2(a) of this Agreement.

      "REQUIRED COMPANY STOCKHOLDER VOTE" shall have the meaning set forth in
Section 3.20(b) of this Agreement.

      "SCHEDULE 14D-9" shall have the meaning set forth in Section 1.2(b) of this Agreement.

      "SEC" shall mean the United States Securities and Exchange Commission.

      "SECURITIES ACT" shall mean the Securities Act of 1933, as amended.

      "SOFTWARE" shall mean (i) any and all computer software, including all Source Code and object code, (ii) machine readable databases and compilations, including any and all data and collections of data and (iii) Documentation.

      "SOURCE CODE" will be deemed to mean the instruction set for the applicable software, or portion thereof, including comments and procedural code, such as compilation switches, job control language statements and a description of the system/program generation procedure, in a form intelligible to human programmers and capable of being readily translated into object code for execution on computer equipment through assembly or compiling, together with the documentation required to facilitate such translation, assembly and compiling; including, without limitation, programmers' notes, technical and functional specifications, flow charts, schematics, test programs, statements of principles of operations, architectural and design standards and descriptions of data flows, data structures and control logic.

      "SOX" shall mean the Sarbanes-Oxley Act of 2002.

      "SPECIFIED CONTRACTS" shall have the meaning set forth in Section 3.13(a) of this Agreement.

      "SUBLEASES" shall have the meaning set forth in Section 3.10(c) of this Agreement.

      "SUBSEQUENT OFFERING PERIOD" shall have the meaning set forth in Section 1.1(c) of this Agreement.

      "SUBSIDIARY" shall mean the following: an entity shall be deemed to be a "Subsidiary" of another Person if such Person directly or indirectly owns or purports to own, beneficially or of record, (a) an amount of voting securities of other interests in such Entity that is sufficient to enable such Person to elect at least a majority of the members of such Entity's board of directors or other governing body, or (b) at least 50% of the outstanding equity or financial interests of such Entity.

EXECUTION VERSION

      "SUPERIOR PROPOSAL" shall have the meaning set forth in Section 5.3(d) of this Agreement.

      "SURVIVING BYLAWS" shall have the meaning set forth in Section 2.4(b) of this Agreement.

      "SURVIVING CHARTER" shall have the meaning set forth in Section 2.4(a) of this Agreement.

      "SURVIVING CORPORATION" shall have the meaning set forth in Section 2.1 of this Agreement.

      "TAIL POLICY" shall have the meaning set forth in Section 6.5(b) of this Agreement.

      "TAKEOVER LAWS" shall have the meaning set forth in Section 3.19 of this Agreement.

      "TANGIBLE PROPERTY" shall mean any furniture, fixtures, leasehold improvements, vehicles, office equipment, computer equipment, other equipment, machinery, tools, forms, supplies or other tangible personal property of any nature.

      "TAX" shall mean (i) all taxes (whether United States federal, state or local or foreign) based upon or measured by income and any other tax whatsoever, including gross receipts, profits, sales, use, occupation, value added, ad valorem, transfer, franchise, withholding, payroll, employment, excise, or property taxes, together with any interest or penalties imposed with respect thereto; and (ii) any obligations under any agreements or arrangements with respect to any taxes described in clause (i) above.

      "TAX RETURN" shall mean any report, return (including any information return), report, statement, declaration, estimate, schedule, notice, notification, form, election, certificate or other document or information filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any Law relating to any Tax, including, without limitation, combined, unitary or consolidated returns for any group of entities.

      "TENDER AND VOTING AGREEMENT" shall have the meaning set forth in the Background section of this Agreement.

      "TERMINATION FEE" shall have the meaning set forth in Section 8.3(b) of this Agreement.

      "TOP-UP OPTION" shall have the meaning set forth in Section 1.4(a) of this Agreement.

      "TOP-UP OPTION SHARES" shall have the meaning set forth in Section 1.4(a) of this Agreement.

      "TRADE SECRETS" shall mean any formula, design, device or compilation, or other information which is used or held for use by a business, which gives the holder thereof an advantage or opportunity for advantage over competitors which do not have or use the same, and

EXECUTION VERSION
which is not generally known by the public. Trade Secrets can include, by way of example, formulas, market surveys, market research studies, information contained on drawings and other documents, and information relating to research, development or testing.

      "TRADEMARK RIGHTS" shall mean and includes all domestic and foreign trademarks, trade dress, service marks, trade names, icons, logos, slogans, and any other indicia of source or sponsorship of goods and services, designs and logotypes related to the above, in any and all forms, whether registered or unregistered, and all trademark registrations and applications for registration related to such trademarks (including, but not limited to intent to use applications), together with any and all accounts, contract rights, warranties, litigation claims and rights, and the right to sue for past, present, or future infringement and to collect and retain all damages and profits therefore and all income, royalties, damages and payments now or hereafter due or payable with respect thereto.

      "TRIGGERING EVENT" shall be deemed to have occurred if: (i) the Company Board has failed to include in the Schedule 14D-9 or the Proxy Statement the Company Board Recommendation; (ii) the Company Board shall have failed to recommend that the Company Stockholders accept the Offer and tender their shares of Company Common Stock pursuant to the Offer or vote to adopt the Agreement, or shall have withdrawn, modified or qualified the Company Board Recommendation in a manner adverse to Parent; (iii) the Company Board approves or recommends or publicly proposes to approve or recommend any Acquisition Proposal; (iv) the Company Board approves or recommends or proposes to approve or recommends or the Company enters into or executes any letter of intent, agreement in principle, merger agreement, acquisition agreement, option agreement or other similar Contract relating to any Acquisition Proposal (other than a confidentiality agreement that is entered into in accordance with Section 5.3(a)); (v) a tender or exchange offer relating to securities of the Company shall have been commenced and the Company shall not have sent to the Company Stockholders, within five Business Days after the commencement of such tender or exchange offer, a statement disclosing that the Company recommends rejection of such tender or exchange offer; (vi) the Company Board shall have refused to affirm the Company Board Recommendation within five Business Days of any written request from Parent; or (vii) the Company breaches any of its obligations under
Section 5.3 that results in any Person proposing an Acquisition Proposal.

      "WELFARE PLAN" shall have the meaning set forth in Section 3.15(a) of this Agreement.

      "WILLIAM BLAIR" shall mean William Blair & Company, L.L.C., financial advisor to the Company.

EXECUTION VERSION

                                    EXHIBIT B

            LIST OF PERSONS ENTERING INTO TENDER AND VOTING AGREEMENT

Richard D. Helppie, Jr.*
Charles O. Bracken
George S. Huntzinger
Richard P. Saslow
John L. Silverman
Douglas S. Peters
Reginald M. Ballantyne, III
Satish K. Tyagi
Susan M. Synor
Ronald Aprahamian*
Richard R. Sorensen


* Together with all trusts and joint owners.


EXECUTION VERSION

                                     ANNEX I

                             CONDITIONS OF THE OFFER

      Capitalized terms used but not otherwise defined herein shall have the meanings set forth in the Agreement and Plan of Merger (the "AGREEMENT") of which this Annex I is a part. Notwithstanding any other provision of the Offer, Acquisition Sub shall not be required to accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) under the Exchange Act (relating to Acquisition Sub's obligation to pay for or return tendered shares of Company Common Stock promptly after termination or withdrawal of the Offer), pay for, and may delay the acceptance for payment of or, subject to any applicable rules and regulations of the SEC, the payment for, any tendered shares of Company Common Stock, and may amend the Offer consistent with the terms of the Agreement or terminate the Offer and not accept for payment any tendered shares of Company Common Stock, if (i) the Minimum Condition shall not have been satisfied at the time of expiration of the Offer, as it may be extended, or (ii) on any scheduled expiration date any of the following events or circumstances shall occur or exist or shall be reasonably and in good faith determined by Parent or Acquisition Sub to have occurred or exist:

      (a) any waiting period under any applicable antitrust Law or regulation (including the HSR Act) or other Law shall not have expired or been terminated or any Consent required under any applicable antitrust Law or regulation or other Law shall not have been obtained;

      (b) any representations and warranties of the Company set forth in Section
3.2 of the Agreement shall not be true and correct in any material respect as of the date of determination;

      (c) any of the representations and warranties of the Company set forth in the Agreement (other than the representations and warranties set forth in Section 3.2 of the Agreement), when read without any exception or qualification as to materiality or Material Adverse Effect, shall not be true and correct as of the date of determination, as if such representations and warranties were made at the time of such determination (except as to any such representation or warranty which speaks as of a specific date, which must be untrue or incorrect as of such specific date), except where the failure to be so true and correct would not, individually or in the aggregate, reasonably be expected to (i) have a Material Adverse Effect, (ii) have a material adverse effect on Parent; (iii) prevent or materially delay the consummation of the Offer, or (iv) materially increase the cost to Acquisition Sub of consummating the Offer;

      (d) the Company shall have not performed or not complied with all agreements and covenants required to be performed by it under the Agreement, when read without any exception or qualification as to materiality or Material Adverse Effect, but only if the effect of such nonperformance or noncompliance, as the case may be, would individually or in the aggregate, reasonably be expected to (i) have a Material Adverse Effect, (ii) have a material adverse effect on Parent, (iii) prevent or materially delay the consummation of the Offer, or (iv) materially increase the cost to Acquisition Sub of consummating the Offer;

      (e) the Company shall not have furnished Parent with a certificate dated as of the date of determination signed on its behalf by its Chief Executive Officer or any Vice President, in

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such capacity but not as individuals (in the absence of fraud), to the effect that the conditions set forth in items (b), (c) and (d) of this Annex I have been satisfied;

      (f) since the date of the Agreement, there shall have occurred any Material Adverse Effect;

      (g) the Company shall not have delivered to Parent any consents or waivers necessary under any material Contract specified by Parent in writing (including an e-mail or facsimile to the CEO of the Company) to the Company prior to the date hereof to ensure that any such Contract will not, as a result of the consummations of the transactions contemplated by this Agreement, be terminated, or be amended, altered or modified to decrease any of the Acquired Company's rights under such Contracts or increase any of the Acquired Company's liabilities or obligations under such Contracts, or grant any other Person any additional rights under such Contracts or decrease any other Person's liabilities or obligations under such Contracts;

      (h) any temporary restraining order, preliminary or permanent injunction or other order preventing the consummation of the Offer or the Merger or any of the other transactions contemplated by the Agreement shall have been issued by any court of competent jurisdiction and remain in effect, or there shall be any Law enacted or deemed in writing to be applicable by a Governmental Body to the Offer or the Merger or any of the other transactions contemplated by the Agreement that makes consummation of the Offer, the Merger or any of the other transactions contemplated by the Agreement illegal;

      (i) there shall be pending or threatened any Proceeding in which a Governmental Body is or is threatened to become a party or is otherwise involved or either Parent or the Company shall have received a written communication from any Governmental Body in which such Governmental Body indicates the intention of commencing any Proceeding or taking any other action: (i) challenging or seeking to restrain or prohibit the consummation of the Offer or the Merger or any of the other transactions contemplated by the Agreement; (ii) relating to the Offer or the Merger or any of the other transactions contemplated by the Agreement and seeking to obtain from Parent or any of the Acquired Companies, any damages or other relief that would be material to Parent or the Acquired Companies; (iii) seeking to prohibit or limit in any material respect Parent's or Acquisition Sub's ability to vote, receive dividends with respect to or otherwise exercise ownership rights with respect to the stock of the Company or the Surviving Corporation; (iv) that could materially and adversely affect the right of Parent or any of the Acquired Companies to own the assets or operate the business of the Acquired Companies; or (v) seeking to compel any of the Acquired Companies, Parent or any Subsidiary of Parent to dispose of or hold separate any material assets as a result of the Offer or the Merger or any of the other transactions contemplated by the Agreement;

      (j) there shall be pending any Proceeding in which, in the reasonable good faith judgment of Parent, there is a reasonable possibility of an outcome that could have a Material Adverse Effect or a material adverse effect on Parent: (i) challenging or seeking to restrain or prohibit the consummation of the Offer or the Merger or any of the other transactions contemplated by the Agreement; (ii) relating to the Offer or the Merger or any of the other transactions contemplated by the Agreement and seeking to obtain from Parent or any of the Acquired Companies, any damages or other relief that would be material to Parent or the

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Acquired Companies; (iii) seeking to prohibit or limit in any material respect
Parent's or Acquisition Sub's ability to vote, receive dividends with respect to or otherwise exercise ownership rights with respect to the stock of the Company or the Surviving Corporation; (iv) that would materially and adversely affect the right of Parent or any of the Acquired Companies, to own the assets or operate the business of any of the Acquired Companies; or (v) seeking to compel any of the Acquired Companies, Parent or any Subsidiary of Parent to dispose of or hold separate any material assets as a result of the Offer or the Merger or any of the other transactions contemplated by the Agreement.

      (k) there shall have occurred and be continuing: (i) (A) any general suspension of trading in, or limitation on prices for, securities on NYSE or the Nasdaq Stock Market for a period equal to or in excess of 48 hours (excluding any organized halt triggered solely as a result of a specified decrease in a market index or suspensions or limitations resulting solely from physical damage, technological or software breakdowns or malfunctions or interference with such exchange not related to market conditions) or (B) any decline in any of the Dow Jones Industrial Average, the Standard & Poors Index of 500 Industrial Companies, or the Nasdaq Composite Index in excess of 25% measured from the close of business on the date of the Agreement; or (ii) a declaration by a Governmental Body of a banking moratorium or any suspension of payments in respect of banks in the United States, which in any case would reasonably be expected to have a Material Adverse Effect or could materially adversely affect Parent's or Acquisition Sub's ability to consummate the Offer or the Merger;

      (l) the Agreement shall have been terminated in accordance with its terms; or

      (m) a Triggering Event shall have occurred.

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